                                   EXHIBIT 2.3(a)


            Agreement and Plan of Reorganization dated June 6, 1996 regarding the acquisition of National Action Financial Services, Inc.
                                  (conformed copy)



           The exhibits to the Agreement and Plan of Reorganization,
        which are identified in the index on page v thereof, have been omitted pursuant to Item 601 of Regulation S-K.
              The registrant undertakes to furnish supplementally
                a copy of any of such omitted exhibits to the
               Securities and Exchange Commission upon request.

                         AGREEMENT AND PLAN OF REORGANIZATION




                                     by and among

                      NATIONAL ACTION FINANCIAL SERVICES, INC.,

                                  SITEL CORPORATION

                                SC ACQUISITION CORP.

                                         and

                                 MICHAEL W. FLETCHER,
                         individually and in his capacity as
                             Stockholders' Representative




                               Dated as of June 6, 1996

                    INDEX TO AGREEMENT AND PLAN OF REORGANIZATION


                                                                            PAGE
ARTICLE I     DEFINED TERMS                                                   1

ARTICLE II    THE MERGER                                                      6

Section:      2.1  Merger                                                     6
              2.2  Plan of Merger                                             6
              2.3  Effective Time                                             6
              2.4  Effect of Merger                                           7
              2.5  Articles of Incorporation and Bylaws                       7
              2.6  Directors                                                  7
              2.7  Officers                                                   7

ARTICLE III   MERGER CONSIDERATION; CONVERSION OF SHARES                      7

Section:      3.1  Conversion or Cancellation of Shares                       7
                   3.1.1     Adjusted Merger Consideration                    7
                   3.1.2     Per Share Merger Consideration                   8
                   3.1.3     Cancellation of Outstanding
                             NAFS Common Shares Including
                             Rich Option                                      8
                   3.1.4     Cancellation of NAFS Treasury
                             Shares                                           9
                   3.1.5     Continuation of Merger Sub Shares                9
                   3.1.6     Adjustment Because of Capital
                             Events                                           9
              3.2  Exchange of Certificates                                  10
                   3.2.1     Surrender of Certificates                       10
                   3.2.2     Status of Certificates Prior
                             to Surrender                                    10
              3.3  No Fractional Shares                                      10
              3.4  Closing of NAFS Stock Transfer Books                      11
              3.5  No Dissenting Shares                                      11

ARTICLE IV    RELATED TRANSACTIONS                                           11

Section:      4.1  Stockholders' Representative Agreement                    11
              4.2  Private Placement                                         11
              4.3  Registration Rights Regarding SITEL
                   Common Shares                                             12
              4.4  Non-Competition Agreements                                12
              4.5  Employment Agreements                                     12
              4.6  Escrow Agreement                                          12
              4.7  Cordova Agreements                                        12
              4.8  Stock and Voting Agreements                               13
              4.9  Sale Bonus to James P. Rich, Jr.                          13
              4.10 Release of Principal Stockholders'
                   Personal Guarantees                                       13
              4.11 First Union Agreements                                    14
              4.12 Determination of Net Book Value                           14

ARTICLE V          THE CLOSING                                               15

Section:      5.1  Time and Place                                            15
              5.2  Closing Deliveries                                        15
                   5.2.1     Deliveries by NAFS,
                             Stockholders' Representative
                             and NAFS Stockholders                           15
                   5.2.2     Deliveries by SITEL and
                             Merger Sub to NAFS and
                             Stockholders' Representative                    17
                   5.2.3     Deliveries by Surviving
                             Corporation                                     18

ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF NAFS AND
              NAFS STOCKHOLDERS                                              18

Section:      6.1  Corporate Existence                                       18
              6.2  Corporate Power; Authorization;
                   Enforceable Obligations                                   18
              6.3  Capitalization                                            19
              6.4  No Subsidiaries                                           20
              6.5  Validity of Contemplated Transactions                     20
              6.6  No Third Party Options                                    20
              6.7  Financial Statements                                      21
              6.8  Accounts Receivable                                       21
              6.9  Inventory                                                 22
              6.10 Absence of Undisclosed Liabilities                        22
              6.11 Tax and Other Returns and Reports                         22
              6.12 Books of Account                                          23
              6.13 Existing Condition                                        23
              6.14 Title to Properties                                       25
              6.15 Compliance with Law; Authorizations                       25
              6.16 Condition of Tangible Assets                              26
              6.17 Transactions With Affiliates                              26
              6.18 Litigation                                                26
              6.19 Insurance                                                 27
              6.20 Contracts and Commitments                                 27
              6.21 Additional Information                                    29
              6.22 Labor Matters                                             29
              6.23 Employee Benefit Plans and Arrangements                   30
              6.24 Intellectual Property Matters                             31
              6.25 Software                                                  31
              6.26 Environmental Matters                                     32
              6.27 Real Property                                             33
              6.28 Availability of Documents                                 34
              6.29 Necessary Assets                                          34
              6.30 Restrictions Affecting NAFS                               34
              6.31 Conditions Affecting NAFS                                 34
              6.32 Pooling-of-Interests Accounting Matters                   34
              6.33 Director Action                                           35
              6.34 Stockholder Action;
                   Stockholders' Representative Agreement                    35
              6.35 Material Interests of Certain Persons                     35
              6.36 Investment Representations and Covenants                  35
              6.37 Completeness of Disclosure                                37

ARTICLE VII   REPRESENTATIONS AND WARRANTIES OF SITEL
              AND MERGER SUB                                                 37

Section:      7.1  Corporate Existence                                       37
              7.2  Corporate Power and Authorization                         38
              7.3  Validity of Contemplated Transactions                     38
              7.4  Capitalization                                            38
              7.5  Litigation                                                39
              7.6  SEC Filings                                               39
              7.7  Existing Registration Rights                              40
              7.8  No Capital Events Anticipated                             40
              7.9  Securities Law Matters                                    40
              7.10 Current Public Information                                40
              7.11 Completeness of Disclosure                                40

ARTICLE VIII  AGREEMENTS PENDING CLOSING                                     41

Section:      8.1  Agreements of All Parties Pending the
                   Closing                                                   41
                   8.1.1     Actions of Parties                              41
                   8.1.2     Pooling-of-Interests and
                             Tax-Free Reorganization
                             Treatment                                       41
                   8.1.3     Public Announcements                            41
              8.2  Additional Agreements of NAFS and
                   NAFS Stockholders Pending the Closing                     41
                   8.2.1     Business in the Ordinary Course                 41
                   8.2.2     Employees and Business Relations                41
                   8.2.3     Compliance with Laws                            42
                   8.2.4     Existing Condition                              42
                   8.2.5     Updated Schedules                               42
                   8.2.6     Sale of Assets; Negotiations                    42
                   8.2.7     Access                                          42
                   8.2.8     Rule 145 Affiliates                             43
                   8.2.9     Documents and Certificates                      43
              8.3  Additional Agreements of SITEL and
                   Merger Sub Pending the Closing                            43
                   8.3.1     Confidentiality                                 43
                   8.3.2     Nasdaq Listing                                  43

ARTICLE IX    CONDITIONS PRECEDENT                                           44

Section:      9.1  Conditions Precedent to Each
                   Party's Obligations                                       44
                   9.1.1     Governmental Approvals and
                             Third Party Consents                            44
                   9.1.2     No Threatened or Pending
                             Litigation                                      44
              9.2  Additional Conditions Precedent
                   to the Obligations of SITEL and
                   Merger Sub                                                44
                   9.2.1     Performance of Covenants                        44
                   9.2.2     Representations and Warranties
                             True and Correct                                44

                   9.2.3     Material Adverse Changes                        45
                   9.2.4     Pooling Letters                                 45
                   9.2.5     Approval of Counsel; Corporate
                             Matters                                         45
              9.3  Additional Conditions Precedent
                   to the Obligations of NAFS and
                   NAFS Stockholders                                         45
                   9.3.1     Performance Covenants                           45
                   9.3.2     Representations and Warranties
                             True and Correct                                45
                   9.3.3     Approval of Counsel; Corporate
                             Matters                                         46
                   9.3.4     Tax Opinion                                     46

ARTICLE X     INDEMNIFICATION                                                46

Section:      10.1 General Indemnification Obligation of
                   NAFS Stockholders                                         46
              10.2 General Indemnification Obligation of
                   SITEL and Merger Sub                                      47
              10.3 Method of Asserting Claims; Limitations
                   on Indemnification                                        47
                   10.3.1    Claim Notice                                    47
                   10.3.2    Dispute of Liability                            50
                   10.3.3    Defense                                         50
                   10.3.4    Claims by Indemnified NAFS
                                  Party                                      51
              10.4 Payment of Indemnity Claims                               51
              10.5 Application or Release of Indemnity
                   Escrow Shares                                             52
                   10.5.1    Application to Pay Indemnity
                                  Claims                                     52
                   10.5.2    Release Immediately Following
                                  First Year Anniversary of
                                  the Closing Date                           53
                   10.5.3    Non-Limitation of Liability                     53
              10.6 Right of Setoff                                           53
              10.7 Other Rights and Remedies Not Affected                    53

ARTICLE XI    POST CLOSING MATTERS                                           54

Section:      11.1 Maintenance of Books and Records                          54
              11.2 Payments Received                                         54
              11.3 Confidentiality                                           55
              11.4 Further Assurances                                        55
              11.5 Insurance Policies                                        55

ARTICLE XII   MISCELLANEOUS                                                  55

Section:      12.1 Termination                                               55
              12.2 Amendment                                                 56
              12.3 Brokers' and Finders' Fees                                57
              12.4 Expenses                                                  57
              12.5 Contents of Agreement                                     57
              12.6 Assignment and Binding Effect                             57
              12.7 Waiver                                                    58

              12.8 Notices                                                   58
              12.9 Governing Law                                             58
              12.10     No Benefit to Others                                 58
              12.11     Headings, Gender and Meanings of
                        Certain Non-Capitalized Terms                        59
              12.12     Schedules and Exhibits                               59
              12.13     Severability                                         59
              12.14     References to Articles, Sections,
                        Schedules and Exhibits                               59
              12.15     Joint and Several                                    59
              12.16     Survival of Representations and
                        Warranties                                           59
              12.17     Counterparts                                         60


                                       EXHIBITS

Exhibit A     Form of Registration Rights Agreement
Exhibit B     Form of Non-Competition Agreements
Exhibit C     Form of Employment Agreement
Exhibit D     Opinion of Cohen Pollock Merlin & Axelrod
Exhibit E     Opinion of Abrahams, Kaslow & Cassman


                                      SCHEDULES

NAFS Disclosure Statement (separate from this Agreement)
SITEL Disclosure Statement (separate from this Agreement)

                         AGREEMENT AND PLAN OF REORGANIZATION


    THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made June 6,
1996 among NATIONAL ACTION FINANCIAL SERVICES, INC., a Georgia corporation ("NAFS"), SC Acquisition Corp., a Nebraska corporation ("Merger Sub"), SITEL CORPORATION, a Minnesota corporation which is the parent corporation of Merger Sub ("SITEL"), and MICHAEL W. FLETCHER, individually and also in his capacity as Stockholders' Representative ("Stockholders' Representative").

                                       RECITALS:

    Capitalized terms used in these Recitals are defined above or in Article I.

    A. NAFS, Merger Sub and SITEL have each determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into NAFS upon the terms and subject to the conditions set forth herein and in the Plan of Merger.

    B. For Federal income tax purposes, it is intended that the merger shall qualify as a reorganization under the provisions of Section 368 of the Code.

    C. For accounting purposes, it is intended that the business combination resulting from the Merger shall be accounted for by the "pooling-of-interests" method under the requirements of Accounting Principles Board Opinion (APB) No. 16, BUSINESS COMBINATIONS, and the related published interpretations of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, and the published rules and regulations of the SEC.

    D. The Principal Stockholders collectively own, of record and beneficially, approximately 76% of NAFS's issued and outstanding capital stock and will benefit from the merger.

    In consideration of the recitals and provisions herein, and intending to be legally bound, the parties agree as follows:

                              ARTICLE I - DEFINED TERMS

    These are the definitions of certain capitalized terms used in this
Agreement:

    "Adjusted Merger Consideration" means the aggregate number of SITEL Common Shares into which the NAFS Common Shares (on an as converted and fully diluted basis) outstanding immediately prior to the Effective Time are convertible pursuant to the Merger in accordance with Section 3.1.1.

    "Assets" means all assets, rights and properties of any nature or kind, real, personal or mixed, tangible or intangible, contingent or non-contingent, owned or used by or otherwise inuring to the benefit of NAFS, including without limitation those reflected in NAFS's financial statements and books and records or used or acquired by NAFS in the operation of the Business.

    "Authorizations" means all franchises, licenses, permits, easements, servitudes, rights, applications, filings, registrations and other authorizations which are in any manner necessary for NAFS to conduct its Business as now or previously conducted, for the ownership and use of the Assets owned or used by NAFS in the conduct of the Business free and clear of all liens, charges, restrictions and encumbrances, or for the operation of the Business and Assets in compliance with all Regulations.

    "Average Price", with reference to any Business Day, means the average of the high and low reported sales prices of one SITEL Common Share on the Nasdaq Stock Market.

    "Business" means the business operations of NAFS.

    "Business Day" means a day other than Saturday, Sunday or any day on which the Nasdaq Stock Market is not open for business.

    "Certificates" means, collectively, the certificates which, immediately prior to the Effective Time, represented outstanding NAFS Common Shares (on an as converted and fully diluted basis).

    "Closing" and "Closing Date" have the respective meanings specified in
Section 5.1.

    "Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

    "Cordova" means Cordova Capital Partners, L.P.-Enhanced Appreciation, a Georgia limited partnership.

    "Effective Time" has the meaning specified in Section 2.3.

    "Employment Agreements" means, collectively, the Employment Agreement entered into as of the Closing Date by each of the Key Employees and the Surviving Corporation pursuant to Section 4.5.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

    "Escrow Agent" has the meaning specified in Section 4.6.

    "Escrow Agreement" means the escrow agreement entered into as of the Closing Date among SITEL, NAFS, the Stockholders' Representative and the Escrow Agent pursuant to Section 4.6.

    "Escrow Period" means the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exchange Price" means $27.375.

    "Exchange Ratio" means (a) the Adjusted Merger Consideration divided by the Exchange Price, divided by (b) the number of NAFS Common Shares outstanding (on an as converted and fully diluted basis) immediately prior to the Effective Time.

    "GAAP" means generally accepted accounting principles consistently applied.

    "Georgia Code" means the Georgia Business Corporation Code.

    "Governmental Approvals" means all authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any federal, state, local, foreign or other government and any agency, court or political subdivision thereof required in order to enter into this Agreement or the Plan of Merger or to consummate the transactions contemplated hereby or thereby, including without limitation all approvals or new licenses which are required by applicable state laws or regulations governing collection agencies to be in place on or before Closing in regard to the change in control which will be effected by the Merger.

    "Indemnified NAFS Party" and "Indemnified NAFS Parties" have the meanings specified in Section 10.2.

    "Indemnified SITEL Party" and "Indemnified SITEL Parties" have the meanings specified in Section 10.1.

    "Indemnity Escrow Shares" means the SITEL Common Shares constituting five percent (5%) of the Adjusted Merger Consideration which are to be delivered to the Escrow Agent at Closing and deposited in the escrow established pursuant to
Section 4.6.

    "Interim Balance Sheet" and "Interim Balance Sheet Date" have the respective meanings specified in Section 6.7(a).

    "Key Employees" means, collectively, Walter J. Berthiaume, Roger E. Carney, Michael W. Fletcher, Howard M. Gibbs, Terrance W. Meder, James P. Rich, Jr., and Scott A. Whiteley, all of whom are NAFS employees. "Key Employee" means each of such persons, individually.

    "Merger" has the meaning specified in Section 2.1.

    "NAFS Closing Documents" means all agreements, certificates, instruments and other documents required by this Agreement to be executed and delivered by NAFS, Stockholders' Representative, or the NAFS Stockholders, as the case may be, at or before the Closing, as specified in Section 5.2.1.

    "NAFS Common Shares" means, collectively, shares of the voting Common Stock, no par value, of NAFS. "NAFS Common Share" means such shares individually. References to outstanding NAFS Common Shares "on an as converted and fully diluted basis" mean that they include the shares of Common Stock of NAFS which Cordova may acquire upon exercise of its right to convert its Preferred Stock and which James P. Rich, Jr. may acquire upon exercise of the Rich Option. References to outstanding NAFS Common Shares "on an as converted but NOT fully diluted basis" mean they include the shares of Common Stock of NAFS which Cordova may acquire upon exercise of its right to convert its Preferred Stock but not which James P. Rich, Jr. may acquire upon exercise of the Rich Option.

    "NAFS Disclosure Statement" means the disclosure statement dated the date of this Agreement delivered by NAFS to SITEL and Merger Sub prior to this Agreement being entered into by the parties.

    "NAFS Stockholder Claim" means any claim or demand for which SITEL and Merger Sub would be liable to an Indemnified NAFS Party pursuant to Article X. "NAFS Stockholder Claims" refers to all such claims or demands in the aggregate.

    "NAFS Stockholders" means the holders of all outstanding NAFS Common Shares on an as converted and fully diluted basis, including for this purpose Cordova whether or not it has theretofore exercised its right to convert its shares of Preferred Stock to NAFS Common Shares and James P. Rich, Jr., whether or not he has theretofore exercised the Rich Option to purchase NAFS Common Shares.

    "Nebraska Act" means Nebraska's Business Corporation Act.

    "Net Book Value Shortfall" means the dollar amount, if any, by which NAFS's Net Book Value (determined in accordance with Section 4.12) as of the close of business on May 31, 1996 is less than $1,000,000.

    "Non-Competition Agreements" means, collectively, the Non-Competition Agreement entered into as of the Closing Date by each of the Key Employees and the Surviving Corporation pursuant to Section 4.4.

    "Permitted Liens" means those liens and encumbrances permitted on the Assets by Section 6.14.

    "Per Share Merger Consideration" has the meaning specified in Section
3.1.2.

    "Pooling Letters" means the letters from the independent accountants for SITEL and NAFS concerning the qualification of the

Merger for "pooling-of-interests" treatment as described in Section 9.2.4.

    "Principal Stockholders" means Michael W. Fletcher and Walter J. Berthiaume, collectively. "Principal Stockholder" refers to eahc of them, individually.

    "Principal Stockholders' Guarantees" has the meaning specified in Section 4.10.

    "Registration Rights Agreement" has the meaning specified in Section 4.3.

    "Regulations" means all laws, ordinances, codes, rules and regulations, whether federal, state, local or foreign, to which the Business or Assets are subject.

    "Rich Option" has the meaning specified in Section 6.3(b).

    "Sale Bonus" has the meaning specified in Section 4.9.

    "SEC" means the Securities and Exchange Commission.

    "SEC Filings" has the meaning specified in Section 7.6.

    "Securities Act" means the Securities Act of 1933, as amended.

    "SITEL Claim" means any claim or demand for which the NAFS Stockholders would be liable to an Indemnified SITEL Party pursuant to Article X. "SITEL Claims" refers to all such claims or demands in the aggregate.

    "SITEL Closing Documents" means all agreements, certificates, instruments and other documents required by this Agreement to be executed and delivered by SITEL or Merger Sub, as the case may be, at or before the Closing, as specified in Section 5.2.2.

    "SITEL Common Shares" means, collectively, shares of the voting Common Stock, $.001 par value per share, of SITEL. "SITEL Common Share" means such shares individually.

    "SITEL Disclosure Statement" means the disclosure statement dated June 5, 1996 delivered by SITEL and the Merger Sub to NAFS and Stockholders' Representative (for further delivery by Stockholders' Representative to each NAFS Stockholder prior to the Stockholders' Representative Agreement becoming effective as to such NAFS Stockholder) prior to this Agreement being entered into by the parties.

    "Stay Bonuses" has the meaning specified in Section 4.5.

    "Stockholders' Representative" means Michael W. Fletcher, and his successor or successors, who has been appointed as attorney-in-fact of each of the NAFS Stockholders pursuant to the Stockholders'

Representative Agreement prior to this Agreement being entered into by the parties.

    "Stockholders' Representative Agreement" means the Stockholders Representative Agreement dated June 6, 1996 among Michael W. Fletcher and each of the NAFS Stockholders.

    "Survival Period" has the meaning specified in Section 10.3.1(b).

    "Surviving Corporation" means the surviving corporation in the Merger, which will be NAFS.

    "Taxes" and "Tax Returns" have the respective meanings specified in Section 6.11.

    "Third Party Consents" means the approvals, consents, ratifications, waivers, or other authorizations (other than Governmental Approvals) required from persons not a party to this Agreement in order to enter into this Agreement or the Plan of Merger or to consummate the transactions contemplated hereby or thereby, which consents shall be in writing and in form reasonably satisfactory to the party entitled to be delivered such Third Party Consents.

    "$" or "Dollars", as used in this Agreement, means United States dollars.

                               ARTICLE II - THE MERGER

    2.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into NAFS and the separate corporate existence of Merger Sub will thereupon cease (the "Merger") in accordance with the applicable provisions of the Georgia Code and the Nebraska Act.

    2.2 PLAN OF MERGER. Contemporaneously with the execution and delivery of this Agreement, NAFS and Merger Sub shall execute and deliver a Plan of Merger (the "Plan of Merger") in the form required by Section 21-20,128 of the Nebraska Act for filing with the Nebraska Secretary of State in accordance with the Nebraska Act. The Plan of Merger will be in a form acceptable under the Georgia Code.

    2.3 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all conditions to the Merger as set forth in Article IX, NAFS and Merger Sub shall cause articles of merger complying with the requirements of the Nebraska Act (the "Articles of Merger") to be filed with the Nebraska Secretary of State and a certificate of merger complying with the requirements of the Georgia Code to be filed with the Georgia Secretary of State ("Certificate of Merger"). The Merger will become effective at the time upon which the later of the following occurs: (a) the filing of the Articles of Merger with the Nebraska Secretary of State and

(b) the filing of the Certificate of Merger with the Georgia Secretary of State or such later time as shall be specified in such filings ("Effective Time").

    2.4 EFFECT OF MERGER. The Merger will have the effects specified in the Nebraska Act and the Georgia Code. Without limiting the generality of the foregoing, NAFS will be the surviving corporation in the Merger and will continue to be governed by the laws of the State of Georgia, and the separate corporate existence of NAFS and all of its rights, privileges, powers and franchises, public as well as private, and all of its debts, liabilities and duties as a corporation organized under the Georgia Code, will continue unaffected by the Merger.

    2.5 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of NAFS in effect immediately prior to the Effective Time, which shall be in the form previously delivered by NAFS to SITEL, together with such amendments thereto as SITEL may request be filed together with the Certificate of Merger, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until amended in accordance with applicable law.

    2.6 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time together with Michael W. Fletcher shall be the directors of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Articles of Incorporation and Bylaws and the Georgia Code.

    2.7 OFFICERS. The officers of NAFS immediately prior to the Effective Time shall be the officers of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Articles of Incorporation and Bylaws and the Georgia Code.

                         ARTICLE III - MERGER CONSIDERATION;
                                CONVERSION OF SHARES

    3.1 CONVERSION OR CANCELLATION OF SHARES. Subject to the terms and conditions of this Agreement, including without limitation Section 3.2, in reliance upon the representations, warranties and agreements of NAFS and the Stockholders Representatives contained herein, and in full consideration of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

         3.1.1 ADJUSTED MERGER CONSIDERATION. The aggregate NAFS Common Shares (on an as converted and fully diluted basis) outstanding immediately prior to the Effective Time shall be converted into that aggregate number of SITEL Common Shares, rounded to the nearest whole share, or if there shall not be a nearest whole share, next higher whole share, having an aggregate Exchange Price equal to (a) $37,537,316 less
(b) the Net Book Value Shortfall (such aggregate number of SITEL Common Shares being referred to as the "Adjusted Merger Consideration"). At the Closing, five percent (5%) of the Adjusted Merger Consideration shall be delivered to the Escrow Agent and deposited in the escrow established pursuant to Section 4.6 and the balance of the Adjusted Merger Consideration shall be delivered to the NAFS Stockholders upon surrender of Certificates in accordance with Section 3.2.

         3.1.2 PER SHARE MERGER CONSIDERATION. Each NAFS Common Share (on an as converted but NOT fully diluted basis) outstanding immediately prior to the Effective Time and each NAFS Common Share covered by the Rich Option shall be converted into the right to receive a portion of the Adjusted Merger Consideration (the "Per Share Merger Consideration"), as follows:

         (a) The Rich Option, if outstanding immediately prior to the Effective Time, shall be converted (whether or not the Rich Option was then exercisable) into the right to receive, in cancellation of the Rich Option, that number of SITEL Common Shares, rounded to the nearest thousandth of a share, or if there shall not be a nearest thousandth of a share, next higher thousandth of a share, having an aggregate Exchange Price equal to
    (i) the Exchange Ratio multiplied by the Exchange Price, minus (ii) the $73.126143 per share exercise price of the Rich Option, multiplied by (iii) the number of shares of NAFS Common Shares remaining covered by the Rich Option (the "Rich Option Merger Shares"). The Rich Option thus represents, with respect to each NAFS Common Share covered by the Rich Option, the right to receive the number of SITEL Common Shares equal to the Rich Option Merger Shares divided by the number of NAFS Common Shares covered by the Rich Option immediately prior to the Effective Time.

         (b) Each NAFS Common Share (on an as converted but NOT fully diluted basis) outstanding immediately prior to the Effective Time shall be converted into that number of SITEL Common Shares, rounded to the nearest thousandth of a share, or if there shall not be a nearest thousandth of a share, next higher thousandth of a share, equal to (i) the Adjusted Merger Consideration less (ii) the Rich Option Merger Shares divided by (iii) the aggregate number of NAFS Common Shares (on an as converted but NOT fully diluted basis) outstanding immediately prior to the Effective Time.

The Per Share Merger Consideration, less the five percent (5%) portion thereof delivered to the Escrow Agent at Closing, shall be delivered to the NAFS Stockholders upon surrender of Certificates in accordance with Section 3.2.

         3.1.3     CANCELLATION OF OUTSTANDING NAFS COMMON SHARES INCLUDING
RICH OPTION. All NAFS Common Shares and the Rich Option to be converted into SITEL Common Shares pursuant to Sections 3.1.1 and 3.1.2 shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a Certificate or the Rich Option representing such NAFS Common Shares shall thereafter cease to have any rights with respect to such NAFS Common Shares and the Rich Option, except the right to receive for each of such NAFS Common Shares and the Rich Option the number of whole SITEL Common Shares provided in Section 3.1.2 and cash in lieu of fractional SITEL Common Shares as contemplated by Section 3.2. Upon the surrender of Certificates and duly completed letters of transmittal in accordance with Section 3.2.3, the holders of such Certificates shall be delivered the number of whole SITEL Common Shares provided in Section 3.1.2 (exclusive of the number of whole SITEL Common Shares delivered to the Escrow Agent) for each of the NAFS Common Shares represented by such Certificates and the cash in lieu of fractional SITEL Common Shares provided in Section 3.2.

         3.1.4 CANCELLATION OF NAFS TREASURY SHARES. NAFS Common Shares, if any, held by NAFS as treasury stock immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

         3.1.5 CONTINUATION OF MERGER SUB SHARES. Each share of common stock, $1.00 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be one share of common stock of the Surviving Corporation, with the same rights, powers and privileges as such share of common stock of Merger Sub immediately prior to the Effective Time.

         3.1.6 ADJUSTMENT BECAUSE OF CAPITAL EVENTS. If between the date of this Agreement and the Effective Time, the outstanding SITEL Common Shares shall be changed into a different number of SITEL Common Shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or declaration of a stock dividend or other stock distribution thereon, or if a record date within such period with respect to any of the foregoing shall have been set, then the Exchange Ratio (as defined in Section 3.1.2) shall be appropriately adjusted to reflect such reclassification, recapitalization, split-up, combination, exchange, stock dividend or other stock distribution.

    3.2  EXCHANGE OF CERTIFICATES.

         3.2.1 SURRENDER OF CERTIFICATES. Prior to the Effective Time, SITEL shall make available to Stockholders' Representative to deliver to each record holder of Certificates (a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to SITEL) and (b) instructions for use in effecting the surrender of the Certificates for exchange for SITEL Common Shares. The Stockholders' Representative shall use its best efforts to obtain for delivery to SITEL at the Closing from each record holder of Certificates all of the Certificates for cancellation, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon and such other documents as may be reasonably requested by SITEL.

         3.2.2     STATUS OF CERTIFICATES PRIOR TO SURRENDER.  Subject to
Section 3.5, from and after the Effective Time until a Certificate or Certificates has been surrendered in accordance with the provisions of Section 3.2.1:

              (a) Such Certificates shall be deemed for all purposes to represent solely (a) the ownership of the number of whole SITEL Common Shares into which the NAFS Common Shares represented by such Certificates have been converted in accordance with Section 3.1.1 and (b) if applicable, the right to receive cash in lieu of fractional shares pursuant to Section 3.3 hereof;

              (b) The holders of such Certificates shall not be entitled to vote the SITEL Common Shares;

              (c) The holders of such Certificates shall not be entitled to receive any dividend or other distribution payable to holders of SITEL Common Shares; provided, however, that upon the surrender of such Certificates in exchange for certificates representing SITEL Common Shares, there shall be paid to the record holder of the certificates representing SITEL Common Shares issued upon such exchange the amount of dividends or other distributions which became payable following the Effective Time and which were not paid with respect to the number of SITEL Common Shares represented by the certificate(s) issued upon such surrender. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest thereon. At the end of six months following the Effective Time, any holder of Certificates who has not theretofore surrendered such certificates in accordance with the provisions of
Section 3.2.1 shall, subject to applicable law, have the status of only a general creditor of the Surviving Corporation with respect to the payment or delivery of such dividends or other distributions.

    3.3 NO FRACTIONAL SHARES. No certificates or scrip representing fractional SITEL Common Shares shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions by SITEL shall be payable on or with respect to any fractional shares and any such fractional share interest will not entitled the owner thereof to vote or to any rights of stockholders of SITEL. In lieu of any such fractional shares, holders of Certificates otherwise entitled to fractional shares shall be entitled to receive from SITEL at Closing a cash payment in an amount equal to the fraction of such share of SITEL Common Shares to which such holder would otherwise be entitled multiplied by the Exchange Price.

    3.4  CLOSING OF NAFS STOCK TRANSFER BOOKS.  The stock transfer books of
NAFS shall be closed at the close of business on the Business Day immediately preceding the date of the Effective Time. The Surviving Corporation shall be entitled to rely upon the stock transfer books of NAFS to establish the identity of those persons entitled to receive the Adjusted Merger Consideration specified in this Agreement and the Plan of Merger for their NAFS Common Shares, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such NAFS Common Shares, the Surviving Corporation shall be entitled to deposit the portion of the Adjusted Merger Consideration represented by the disputed NAFS Common Shares in escrow with an independent party and shall thereafter be relieved with respect to any claims to such portion of the Adjusted Merger Consideration.

    3.5 NO DISSENTING SHARES. NAFS has advised SITEL and Merger Sub that all NAFS Stockholders other than James P. Rich, Jr. have duly voted their NAFS Common Shares in favor of the adoption of this Agreement or duly consented thereto in writing and therefore have affirmatively and irrevocably elected not to exercise their right to appraisal and payment for their NAFS Common Shares under the Georgia Code in connection with the Merger and the other transactions contemplated by this Agreement. NAFS has advised SITEL and Merger Sub that James P. Rich, Jr. has duly consented in writing to the adoption of this Agreement.

                          ARTICLE IV - RELATED TRANSACTIONS

    4.1 STOCKHOLDERS' REPRESENTATIVE AGREEMENT. Pursuant to a Stockholders' Representative Agreement dated June 6, 1996 (the "Stockholders' Representative Agreement"), the NAFS Stockholders each have appointed Michael W. Fletcher as Stockholders' Representative to sign this Agreement and the NAFS Closing Documents and to take all other actions on behalf of the NAFS Stockholders which are necessary or appropriate in connection with the Merger.

    4.2 PRIVATE PLACEMENT. At the Closing, the SITEL Common Shares to be issued in connection with the Merger will be issued pursuant to exemptions from registration under the Securities Act and applicable state blue sky laws for private placements. Such SITEL Common Shares will constitute "restricted stock" within the meaning of the Securities Act, will contain the restrictive legends indicated in Section 6.36(b), and may be resold, transferred or assigned by the NAFS Stockholders only pursuant to an effective registration or pursuant to exemptions from registration under the Securities Act, including Rules 144 and 145, and applicable state blue sky laws. Stockholders' Representative acknowledges receipt from SITEL of the SITEL Disclosure Statement which Stockholders' Representative delivered to each of the NAFS Stockholders prior to the Stockholders' Representative Agreement becoming effective as to such NAFS Stockholder.

    4.3 REGISTRATION RIGHTS REGARDING SITEL COMMON SHARES. At the Closing, SITEL and Stockholders' Representative shall enter into a Registration Rights Agreement substantially in the form provided in Exhibit A (the "Registration Rights Agreement").

    4.4 NON-COMPETITION AGREEMENTS. At the Closing, each of the Key Employees shall execute and deliver a Confidentiality and Non-Competition Agreement (Employment) and each of the NAFS Stockholders other than Cordova shall execute and deliver a Confidentiality and Non-Competition Agreement (Sale of Business) substantially in the forms provided in Exhibit B (collectively, the "Non-Competition Agreements").

    4.5 EMPLOYMENT AGREEMENTS. At the Closing, each of the Key Employees shall execute and deliver an Employment Agreement substantially in the form provided in Exhibit C (collectively, the "Employment Agreements"). The form of Employment Agreement for each of the Key Employees other than Michael W. Fletcher and Walter J. Berthiaume includes provisions for a "Stay Bonus" (collectively, the "Stay Bonuses") payable in accordance with and subject to the terms and conditions in such Employment Agreements.

    4.6 ESCROW AGREEMENT. At the Closing, SITEL, Stockholders' Representative, and an escrow agent to be mutually agreed upon by the parties prior to Closing (the "Escrow Agent") shall execute and deliver an Escrow Agreement in mutually satisfactory form (the "Escrow Agreement"). Pursuant to the Escrow Agreement, at the Closing SITEL shall deliver the Indemnity Escrow Shares to the Escrow Agent. The Indemnity Escrow Shares shall secure the NAFS Stockholders' indemnification obligations to SITEL and its affiliates for the NAFS Stockholders' representations, warranties and covenants under or pursuant to this Agreement for the Escrow Period. As will be provided in the Escrow Agreement, during the Escrow Period, the NAFS Stockholders shall be entitled to vote the Indemnity Escrow Shares and to receive any cash dividends paid on the Indemnity Escrow Shares. As will be provided in the Escrow Agreement, to the extent not applied to any indemnification obligations of the NAFS Stockholders during the Escrow Period, the Indemnity Escrow Shares shall be immediately released to the NAFS Stockholders following the Escrow Period.

    4.7 CORDOVA AGREEMENTS. At the Closing, the following agreements between NAFS and Cordova (collectively, the "Cordova Agreements") shall be terminated without liability or cost to NAFS,

SITEL or Merger Sub (other than the repayment of principal and accrued interest under the referenced loan documents): the Series A Convertible Preferred Stock Purchase Agreement; the Amended and Restated Shareholders Agreement dated December 29, 1994; the Loan Agreement, Promissory Note, and Security Agreement each dated December 29, 1994, and the related financing statements, relating to a $500,000 loan made by Cordova to NAFS; and all contingent warrants to purchase additional shares of common stock pursuant to the Loan Agreement. NAFS shall obtain and deliver to SITEL prior to Closing a payoff letter from Cordova for the $500,000 loan.

    4.8 STOCK AND VOTING AGREEMENTS. At the Closing, the Stock and Voting Agreements as defined in Section 6.1 shall be terminated, in form reasonably satisfactory to SITEL and Merger Sub, by NAFS and the NAFS Stockholders who are party thereto, which terminations shall be without liability or cost to NAFS, SITEL or Merger Sub.

    4.9 SALE BONUS TO JAMES P. RICH, JR. Prior to the Closing, NAFS shall pay to James P. Rich, Jr. in cash the amount of $1,182,684, less applicable withholding taxes, in full payment and satisfaction of the "Sale Bonus" to which Mr. Rich is entitled under Section 4.4 of his existing employment agreement which is being replaced at Closing with an Employment Agreement. Mr. Rich shall execute and deliver an acknowledgement and receipt which confirms acceptance of such amount in full payment and satisfaction of such "Sale Bonus" commitment.

    4.10 RELEASE OF PRINCIPAL STOCKHOLDERS' PERSONAL GUARANTEES. The Principal Stockholders have personally guaranteed obligations of NAFS to the following creditors of NAFS: Koger Equity, Inc. (Atlanta leases), Uniland Development Company (Buffalo lease), AT&T Credit Corporation (two equipment leases), First Union National Bank of Georgia (term loans and credit line), Cordova (term loan) and Colonial Pacific (equipment lease) (collectively, the "Principal Stockholders' Guarantees"). SITEL and Merger Sub shall use their best efforts to obtain release of all of the Principal Stockholders' Guarantees at or promptly following the Closing. Effective as of the Closing, if any of the Principal Stockholders' Guarantees have not yet been released by their recipients or other holders, SITEL and Merger Sub shall upon demand indemnify and hold harmless the Principal Stockholders and their respective successors against any future liability, cost or expense associated with such Principal Stockholders' Guarantees. The Principal Stockholders believe that the listing of Principal Stockholders' Guarantees is complete; however, if it is later discovered that a Principal Stockholder had provided a personal guarantee of other NAFS obligations, which other NAFS obligations were fully disclosed in the NAFS Disclosure Statement or in this Agreement ("Additional Principal Stockholders' Guarantees"), SITEL and Merger Sub shall indemnify and hold harmless the Principal Stockholders against any future liability, cost or expense associated with such Additional Principal Stockholders' Guarantees.

    4.11 FIRST UNION AGREEMENTS. At the Closing, at SITEL's option, the following agreements between NAFS and First Union National Bank of Georgia shall be terminated without liability or cost to NAFS, SITEL or Merger Sub, other than the payment of principal and accrued interest in accordance with the terms of such agreements: (1) $62,000 TERM LOAN: Loan Commitment and Agreement dated June 1, 1994; Promissory Note and Security Agreement dated June 3, 1994; and
Financing Statement; (2) $500,000 TERM LOAN:   Commitment Letter and Agreement
dated December 12, 1995 and January 9, 1996 modification letter; Loan Agreement dated January 29, 1996; Promissory Note dated January 29, 1996; Security Agreement dated January 29, 1996; and Financing Statements; and (3) $600,000 CREDIT LINE: Loan Commitment and Agreement dated April 30, 1996, Loan Agreement dated May 1, 1996, Renewal and Increase Promissory Note dated May 1, 1996, (4) Security Agreement dated May 1, 1996. It is contemplated that at least the $600,000 line of credit and possibly also the term loans from First Union will remain in place following the Closing. If SITEL elects to have one or more of the First Union loans paid off at Closing, SITEL will cooperate with NAFS in loaning funds as needed to NAFS at Closing to cover the loan pay off.

    4.12 DETERMINATION OF NET BOOK VALUE. The Net Book Value Shortfall shall be determined by subtracting $1,000,000 from NAFS's Net Book Value (as defined below) as of the close of business on May 31, 1996. "Net Book Value" as used herein means NAFS's total assets minus total liabilities. NAFS's Net Book Value as of the close of business on May 31, 1996 shall be determined by NAFS in accordance with GAAP (subject to the adjustments provided below) from its books and records, shall be certified by the President of NAFS and the Stockholders' Representative to SITEL and the Merger Sub at the Closing and such determination shall be subject to the reasonable approval of SITEL and Merger Sub and their independent accountants. NAFS shall provide such substantiation of its determination of such Net Book Value as may be reasonably requested by SITEL and Merger Sub. If SITEL and Merger Sub dispute NAFS's determination of Net Book Value, they shall promptly notify NAFS of such dispute and then the parties shall use their best efforts to resolve the dispute prior to the date scheduled for Closing. If the parties are unable to resolve the dispute prior to such date, then the date for Closing shall be postponed until the parties have either resolved the dispute or have agreed upon a satisfactory escrow for the discrepancy in the respective determinations of Net Book Value to be put in place at Closing. In determining such Net Book Value, (1) the amount of any accruals on NAFS's books and records as of May 31, 1996 for the following items and any associated payroll taxes shall be disregarded (i.e. added back): Rich Option, Sale Bonus, Section 83 compensation to Terrance Meder, special bonuses of up to $159,000 to employees other than NAFS Stockholders or Key Employees, salary continuation payments to Lee Miller, change to a three year depreciation schedule for equipment from five years to coincide with SITEL's accounting procedures; (2) the amount of any accruals on NAFS's books and records as of May 31, 1996 for tax benefits associated with the items described in the foregoing provision (1) shall be disregarded (i.e. deducted); and (3) all legal, accounting and other expenses to be paid by NAFS in connection with this Merger transaction shall be accrued on or before May 31, 1996.

                               ARTICLE V - THE CLOSING

    5.1 TIME AND PLACE. The closing of the Merger and other transactions contemplated by this Agreement (the "Closing") shall be held at such location which is mutually agreeable to the parties and on a date ("Closing Date") which is the first business day after the last of the conditions precedent set forth in Article IX of this Agreement have been determined to be satisfied (or are duly waived). If all conditions are determined to be satisfied (or are duly waived) at the Closing, the Closing shall be consummated by filing the Articles of Merger and Certificate of Merger, respectively, provided for in Section 2.3 with the Nebraska and Georgia Secretaries of State.

    5.2  CLOSING DELIVERIES.

         5.2.1 DELIVERIES BY NAFS, STOCKHOLDERS' REPRESENTATIVE AND NAFS STOCKHOLDERS. At the Closing and subject to the terms and conditions in this Agreement, NAFS, Stockholders' Representative and/or the NAFS Stockholders, as the case may be, shall deliver or cause to be delivered to SITEL and Merger Sub the following:

         (a) actual possession and operating control of NAFS, its Business and Assets;

         (b) certified copies of the resolutions of the NAFS Stockholders and the directors of NAFS authorizing the execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby;

         (c) a certificate of the President and Secretary of NAFS certifying that the conditions specified in Sections 9.1 and 9.2 to SITEL's and Merger Sub's obligations have been fulfilled;

         (d) all Third Party Consents required in order for NAFS and Stockholders' Representative to enter into this Agreement or the Plan of Merger or to consummate the transactions contemplated hereby or thereby;

         (e) all Governmental Approvals required in order for NAFS and Stockholders' Representative to enter into this Agreement or the Plan of Merger or to consummate the transactions contemplated hereby or thereby;

         (f)  the Employment Agreements and Non-Competition Agreements; and

         (g)  the Escrow Agreement;

         (h)  the Registration Rights Agreement;

         (i)  the Pooling Letter from Arthur Andersen & Co.;

         (j)  the Rule 145 Affiliate Letters described in Section 8.2.8;

         (k) the opinion of Cohen Pollock Merlin & Axelrod, P.C., counsel to NAFS and the Stockholders' Representative, dated the Closing Date, in form reasonably satisfactory to SITEL and Merger Sub, as to the matters in Exhibit E;

         (l) documents evidencing termination of the Cordova Agreements (as defined in Section 4.7) and repayment of the Cordova loan in accordance with Section 4.7, which documents shall be in form reasonably satisfactory to SITEL and Merger Sub;

         (m) documents evidencing termination of the Stock and Voting Agreements in accordance with Section 4.8, which documents shall be in form reasonably satisfactory to SITEL and Merger Sub;

         (n) documents evidencing James P. Rich, Jr.'s acknowledgement and agreement that (i) NAFS's commitments to him under Sections 4.4 and 9.4 of his existing employment agreement have been fully satisfied by NAFS's payment of the amounts specified in Section 4.9 of this Agreement and (ii) the Rich Option shall be converted at the Effective Time solely into the right to receive SITEL Common Shares as specified in Section 3.1.2(b) and cancelled;

         (o) if not previously delivered, the Stockholders' Representative Agreement;

         (p)  resignations of all current directors of NAFS other than Michael
    W. Fletcher;

         (q) if not previously delivered, the financial statements described in Sections 6.7(a)(iii) and (iv) and 6.7(b); and

         (r)  confirmation that NAFS has paid to James P. Rich, the Sale Bonus;
    and

         (s) any other NAFS Closing Documents which are necessary in order to consummate the Merger or the other transactions contemplated by this Agreement or to cause the Effective Time, subject to the consummation of the Closing, to occur as soon as practicable.

         5.2.2 DELIVERIES BY SITEL AND MERGER SUB TO NAFS AND STOCKHOLDERS' REPRESENTATIVE. At the Closing and subject to the terms and conditions herein contained, SITEL and Merger Sub shall deliver or cause to be delivered to NAFS and Stockholders' Representative or, where indicated, to the NAFS Stockholders or Escrow Agent, the following:

         (a) to the Stockholders' Representative for delivery to the NAFS Stockholders in exchange for the Certificates surrendered for cancellation, the Adjusted Merger Consideration less the Indemnity Escrow Shares;

         (b)  to the Escrow Agent, the Indemnity Escrow Shares;

         (c) certified copies of the resolutions of the shareholders and directors of Merger Sub and of the directors of SITEL authorizing the execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby;

         (d) a certificate of the President and Secretary of each of SITEL and Merger Sub certifying that the conditions specified in Sections 9.1 and 9.3 to NAFS's and the NAFS Stockholders' obligations have been fulfilled;

         (e) all Third Party Consents required in order for SITEL and/or Merger Sub to enter into this Agreement or the Plan of Merger or to consummate the transactions contemplated hereby or thereby;

         (f) all Governmental Approvals required in order for SITEL, Merger Sub, NAFS, and/or the Stockholders' Representative to enter into this Agreement or the Plan of Merger or to consummate the transactions contemplated hereby or thereby;

         (g)  the Pooling Letter from Coopers & Lybrand L.L.P.;

         (h) to the extent available as of Closing, releases of Principal Stockholders' Guarantees, with any unreleased Principal Stockholders' Guarantees being indemnified against in accordance with Section 4.10;

         (i) the opinion of Abrahams, Kaslow & Cassman, counsel to SITEL and Merger Sub, dated the Closing Date, in form reasonably satisfactory to NAFS and Stockholders' Representative, as to the matters in Exhibit F; and

         (j) any other SITEL Closing Documents which are necessary in order to consummate the Merger or the other transactions contemplated by this Agreement or to cause the Effective Time, subject to the consummation of the Closing, to occur as soon as practicable.

         5.2.3 DELIVERIES BY SURVIVING CORPORATION. At the Closing and subject to the terms and conditions herein contained, immediately following the Effective Time, NAFS as the Surviving Corporation shall deliver or cause to be delivered to the Key Employees other than Michael W. Fletcher, Walter J. Berthiaume and James P. Rich, 50% of the Stay Bonuses provided for in such Key Employees' Employment Agreements.

                     ARTICLE VI - REPRESENTATIONS AND WARRANTIES
                            OF NAFS AND NAFS STOCKHOLDERS

    NAFS and the NAFS Stockholders, jointly and severally, hereby represent and warrant to SITEL and Merger Sub that, except as set forth in the NAFS Disclosure Statement, each of which exceptions shall be deemed to be representations and warranties as if made hereunder:

    6.1 CORPORATE EXISTENCE. NAFS is a corporation duly organized, validly existing and in good standing, under the Georgia Business Corporation Code.
NAFS has all requisite corporate power and authority and is entitled to carry on its Business as now being conducted and to own, lease or operate its properties as and in the places where such Business is now conducted and such properties are now owned, leased or operated. NAFS is duly qualified, licensed or domesticated and in good standing as a foreign corporation authorized to do business in the jurisdictions listed in the NAFS Disclosure Statement, which constitute all of the jurisdictions in which its activities or properties make such qualification and licensure necessary, except for jurisdictions in which the failure to qualify or be licensed will have no material adverse effect on the Business, Assets or financial condition of NAFS.

    6.2 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. NAFS has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by NAFS and the NAFS Stockholders have been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the NAFS Closing Documents will be, duly executed and delivered on behalf of NAFS and the NAFS Stockholders by their duly authorized officers or representatives or attorney-in-fact, and this Agreement constitutes, and the NAFS Closing Documents when executed and delivered will constitute, the legal, valid and binding obligations of each of NAFS and the NAFS Stockholders which are a party thereto, enforceable against such party in accordance with their respective terms.

    6.3  CAPITALIZATION.

         (a) The authorized capital stock of NAFS consists of 310,000 shares, divided into 250,000 shares of Common Stock, no par value, and 60,000 shares of Series A Convertible Preferred Stock ("Preferred Stock"), $10.00 par value per share. The outstanding capital stock of NAFS consists of 119,989 shares of Common Stock and 30,000 shares of Preferred Stock. NAFS has 5,947 shares of Common Stock held as treasury stock. On an as converted and fully diluted basis, the outstanding capital stock of NAFS consists of 136,717 shares of Common Stock.

         (b) All of the outstanding shares of the capital stock of NAFS are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights. Except for an existing Option Agreement dated May 31, 1996 pursuant to which James P. Rich, Jr. is entitled to purchase 2,735 shares of Common Stock of NAFS as more fully described in the NAFS Disclosure Statement (the "Rich Option") and certain Stock and Voting Agreements among the Company and certain of the NAFS Stockholders as more fully described in the NAFS Disclosure Statement (collectively, the "Stock and Voting Agreements"), there are no outstanding subscriptions, conversion privileges, warrants, options, rights, calls, demands or other agreements, arrangements or commitments of any character under which NAFS, or any of the NAFS Stockholders, is or may become obligated to issue, assign or transfer any shares of such NAFS's capital stock or other securities of such NAFS or any securities or obligations of any kind convertible into any shares of the capital stock of such NAFS. NAFS has not violated any federal or state law or regulation with respect to the issuance, offer, or sale of its outstanding securities or the redemption or repurchase of any of its securities. Except as disclosed in the NAFS Disclosure Statement, there are no voting trusts, proxies or other contracts, arrangements or plans restricting voting or dividend rights with respect to any of the outstanding shares of capital stock of NAFS.

         (c) The outstanding capital stock of NAFS is held, beneficially and of record, with marketable title free and clear of all liens, encumbrances, and claims whatsoever (except that such outstanding shares constitute restricted stock within the meaning of the Securities Act), as follows:

Before conversion and option exercise:
- --------------------------------------

Michael W. Fletcher          62,800 shares Common Stock
Walter J. Berthiaume         41,867 shares Common Stock
Terrance W. Meder             5,947 shares Common Stock
Howard M. Gibbs               2,379 shares Common Stock
Cordova                       6,996 shares Common Stock
Cordova                      30,000 shares Preferred Stock

On an as converted and fully diluted basis:
- -------------------------------------------

Michael W. Fletcher          62,800 shares Common Stock
Walter J. Berthiaume         41,867 shares Common Stock
Terrance W. Meder             5,947 shares Common Stock
Howard M. Gibbs               2,379 shares Common Stock
James P. Rich, Jr.            2,735 shares Common Stock
Cordova                      20,989 shares Common Stock
                             ------
                            136,717 shares Common Stock

    6.4 NO SUBSIDIARIES. NAFS owns no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity, other than, if applicable, shares of capital stock representing immaterial, non-controlling interests in publicly-traded companies obtained by NAFS in the ordinary course of the Business. NAFS has no commitment to purchase any equity interest in any corporation or in any partnership, joint venture or other business enterprise or entity.

    6.5 VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement by NAFS, the Stockholders' Representative and the NAFS Stockholders does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) to the knowledge of NAFS and the NAFS Stockholders, any existing law, ordinance, or governmental rule or regulation to which NAFS or a NAFS Stockholder is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to NAFS or a NAFS Stockholder, (c) the charter documents of NAFS or a NAFS Stockholder or any securities issued by NAFS or any NAFS Stockholder, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization, or other instrument, document or understanding, oral or written, to which NAFS or any NAFS Stockholder is a party, by which NAFS or a NAFS Stockholder may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of NAFS or an NAFS Stockholder thereunder, except for such violations, conflicts or breaches or failures of consent, if any, which would not cause a material adverse effect upon NAFS, SITEL or Merger Sub. Except for the approvals of the Board of Directors of NAFS and the NAFS Stockholders described in Sections 6.33 and 6.34 and the filings with the Georgia and Nebraska Secretaries of State contemplated by Sections 2.2 and 2.3, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by NAFS or the NAFS Stockholders. The total assets of NAFS as shown on its last regularly prepared balance sheet are less than $10,000,000.

    6.6 NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments or rights with, of or to any person (a) to acquire any of NAFS's assets, properties or rights or any interest therein, (b) except for the Stock and Voting Agreements and the Cordova Agreements, which are to be terminated at Closing, and the Rich Option, to acquire any of the outstanding stock of NAFS, or (c) to merge or consolidate with NAFS.

    6.7 FINANCIAL STATEMENTS. NAFS has delivered to SITEL true and complete copies of the following financial statements (except that NAFS shall deliver the financial statements described in Sections 6.7(a)(iii) and (iv) and 6.7(b) to SITEL on or before Closing):

              (a) (i) its balance sheets at December 31, 1995 and 1994 and the related statements of operations and changes in financial position for the fiscal years then ended, and the auditors' report thereon by its auditors, (ii) its unaudited, internally-prepared, balance sheet at March 31, 1996 and 1995 and the related statements of operations and changes in financial position for the three-month periods then ended,
         (iii) its unaudited, internally-prepared, statement of operations for the twelve-month period ended June 30, 1995, and (iv) its unaudited, internally-prepared, statement of operations for the nine-month period ended March 31, 1996; and

              (b) its unaudited, internally-prepared, balance sheet at May 31, 1996 (such balance sheet and such date are respectively referred to in this Agreement as the "Interim Balance Sheet" and the "Interim Balance Sheet Date") and the related statement of income for the five-month period then ended;

    all of which have been prepared in accordance with GAAP throughout the periods involved. All of the foregoing balance sheets, including the related notes, fairly present in all material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of NAFS at the dates indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect). All of the foregoing statements of income and changes in financial position fairly present in all material respects the results of operations and changes in financial position of NAFS for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect).

    6.8 ACCOUNTS RECEIVABLE. The accounts receivable of NAFS arising from the Business as set forth on the Interim Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within eleven months after Closing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Balance Sheet, the recorded allowance for collection losses on the Interim Balance Sheet. The allowance for collection losses on the Interim Balance Sheet has been determined in accordance with GAAP consistent with past practice.

    6.9 INVENTORY. NAFS has no inventory.

    6.10 ABSENCE OF UNDISCLOSED LIABILITIES. NAFS does not have any material liabilities or obligations with respect to its Business or Assets, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

         (a) those liabilities or obligations set forth on the Interim Balance Sheet and not heretofore paid or discharged;

         (b) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on the NAFS Disclosure Statement or not required to be disclosed pursuant to other representations or warranties in this Agreement because of the term or amount involved; and

         (c) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since the Interim Balance Sheet Date.

    For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness; guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

    6.11 TAX AND OTHER RETURNS AND REPORTS. All tax returns and all other material tax reports, statements and other similar filings required to be filed by NAFS (the "Tax Returns") with respect to any federal, state, municipal, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income, unemployment compensation, social security, payroll, capital, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under federal, state or local laws or under the laws of any foreign country or political subdivision thereof) (the "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect in all material respects the liabilities of NAFS for Taxes for the periods, property or events covered thereby. All Taxes, including those without limitation which are called for by the Tax Returns, or heretofore or hereafter determined (following assessment and resolution of any duly filed challenges or appeals) to be due by any taxing authority from NAFS, have been properly accrued or paid. The accruals for Taxes contained in the Interim Balance Sheet are adequate in all material respects to cover the tax liabilities of NAFS with respect to its business operations as of that date and include adequate provision in all material respects for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. NAFS has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against NAFS or any of its assets or properties. NAFS has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of NAFS. NAFS has no knowledge of any basis for any additional material assessment of any Taxes. NAFS has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon NAFS. NAFS is not a party to any tax-sharing or allocation agreement, nor does any NAFS owe any amount under any tax-sharing or allocation agreement. NAFS has delivered to SITEL true and correct copies of all Tax Returns for years ended and filed on or before the Closing.

    6.12 BOOKS OF ACCOUNT. The books, records and accounts of NAFS maintained with respect to its Business accurately and fairly reflect, in all material respects, the transactions and the assets and liabilities of NAFS with respect to its Business. NAFS has not engaged in any transaction with respect to its business operations, maintained any bank account for its Business or used any of the funds of NAFS in the conduct of its Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business.

    6.13 EXISTING CONDITION. Since the Interim Balance Sheet Date, NAFS, with respect to its Business, has not:

         (a) incurred any obligations or liabilities, other than obligations or liabilities incurred in the ordinary course of business consistent with past practice, or incurred in accordance with this Agreement in connection with the transactions contemplated by this Agreement, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

         (b) sold, encumbered, assigned or transferred any assets or properties which would have been included in the Assets if the Closing had been held on the Interim Balance Sheet Date or on any date since then, except for the sale of inventory in the ordinary course of business consistent with past practice, or transferred or granted any rights under any concessions, leases, licenses, sublicenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how, except in the ordinary course of business consistent with past practice;

         (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of its Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens;

         (d) except in accordance with this Agreement in connection with the transactions contemplated by this Agreement, made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

         (e) except for dividends paid or payable to Cordova in accordance with NAFS's Articles of Incorporation, as amended, declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares;

         (f) suffered any damage, destruction or loss, whether or not covered by insurance, which affects in any material respect, its Business, Assets, or prospects, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

         (g) suffered any material adverse change in its Business, Assets, prospects or condition (financial or otherwise);

         (h) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its Business, Assets, or prospects;

         (i) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $50,000 except such as may be involved in ordinary repair, maintenance or replacement of its Assets;

         (j) except in accordance with this Agreement in connection with the transactions contemplated by this Agreement increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled, except for increases granted in the ordinary course of business and reflected in the NAFS Disclosure Statement pursuant to Section 6.1.21;

         (k) changed in any material respect any of the accounting principles followed by it or the methods of applying such principles; or

         (l) entered into any transaction other than in the ordinary course of business consistent with past practice.

    6.14 TITLE TO PROPERTIES. NAFS has good, valid and marketable title to all of its Assets which it purports to own, including without limitation all Assets reflected in the Interim Balance Sheet (except for inventory sold since the date thereof in the ordinary course of business consistent with past practice), the books and records of NAFS, or the NAFS Disclosure Statement, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for
(i) liens for current real or personal property taxes not yet due and payable,
(ii) liens disclosed in the NAFS Disclosure Statement in response to this Section, (iii) worker's, carrier's and materialman's liens and privileges, (iv) capitalized leases which are disclosed in the NAFS Disclosure Statement in response to Section 6.1.20, and (v) liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect ("Permitted Liens").

    6.15 COMPLIANCE WITH LAW; AUTHORIZATIONS. NAFS has complied in all material respects with all Regulations, and is not currently in violation of any Regulation, except only for such non-compliance or violations, if any, which individually or in the aggregate have not and would not result in a material adverse effect on the Business or the Assets. NAFS owns, holds, possesses or lawfully uses in the operation of its business all Authorizations. All such Authorizations are listed and described in the NAFS Disclosure

Statement. NAFS is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization. None of such Authorizations will be adversely affected by consummation of the transactions contemplated hereby, except that because of the change in control of NAFS resulting from the Merger NAFS may be required to apply for new state collection agency licenses or to advise certain states of changes in the information underlying its existing state collection agency licenses. No shareholder, director, officer, employee or former employee of NAFS or any affiliates of NAFS, or any other person, firm or corporation owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which NAFS owns, possesses or uses in its Business as now or previously conducted.

    6.16 CONDITION OF TANGIBLE ASSETS. To the knowledge of NAFS and the NAFS Stockholders, without obligation of inquiry, all buildings, structures, facilities, equipment and other material items of tangible property and assets, whether owned or leased, comprising part of the Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform in all material respects to all applicable Regulations and Authorizations relating to their use and operation by NAFS. No person other than NAFS owns any equipment or other tangible assets or properties situated on the premises of NAFS or necessary to the operation of the respective businesses of NAFS, except for leased items disclosed in the NAFS Disclosure Statement, property owned personally by an NAFS Stockholder which is disclosed in the NAFS Disclosure Statement, and for items having a value of $1,000 or less.

    6.17 TRANSACTIONS WITH AFFILIATES. Except as set forth in the NAFS Disclosure Statement, no shareholder, director, officer or employee of NAFS, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract, agreement or understanding, business arrangement or relationship with NAFS.

    6.18 LITIGATION. Except as disclosed in the NAFS Disclosure Statement, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending or, to the knowledge of NAFS and the NAFS Stockholders, threatened against NAFS or which relates to the Assets or the transactions contemplated by this Agreement, nor does NAFS or any NAFS Stockholder know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially adversely affect NAFS, the Assets or the transactions contemplated hereby. NAFS is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect NAFS, the Assets or the transactions contemplated hereby. All pending litigation is covered in full by NAFS's errors and omissions liability insurance, subject to applicable deductibles, and is being defended by the insurance carrier.

    6.19 INSURANCE. The Assets and operations of NAFS are insured under various policies of general liability and other forms of insurance, all of which are described to the knowledge of NAFS and the NAFS Stockholders in the NAFS Disclosure Statement and true and correct copies of which have been provided to SITEL. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts which are adequate in relation to the Business and Assets and all premiums to date have been paid in full. NAFS has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years. Except for bonds required solely in connection with state licenses for collection activities, the NAFS Disclosure Statement also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the Business, Assets and liabilities of NAFS.

    6.20 CONTRACTS AND COMMITMENTS. Except as specified in the NAFS Disclosure Statement, NAFS is not a party to any written or oral:

         (a) agreement, contract or commitment with any person or entity in the capacity of an employee or consultant, or for the employment of any employee or consultant, who is engaged in the conduct of the Business;

         (b) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, which supplies, products or services are used in the conduct of the Business involving in any one case $10,000 or more;

         (c) agreement, contract or commitment to sell or supply products ("Goods Contracts") or to perform services ("Services Contracts") in connection with the Business involving in any one case $10,000 or more;

         (d) agreement, contract or commitment relating to the Business not otherwise listed on the NAFS Disclosure Statement and continuing over a period of more than six months from the date hereof or involving in any one case $10,000 or more;

         (e) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business;

         (f) lease under which any NAFS is either lessor or lessee relating to the Assets or any property at which the Assets are located;

         (g) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person relating to the Business;

         (h) agreement, contract or commitment for any charitable or political contribution relating to the Business;

         (i) commitment or agreement for any capital expenditure or leasehold improvement in excess of $10,000 relating to the Business;

         (j) agreement, contract or commitment limiting or restraining NAFS, the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to the knowledge of NAFS and the NAFS Stockholders, is any employee of NAFS engaged in the conduct of the Business subject to any such agreement, contract or commitment;

         (k) license, franchise, distributorship or other agreement which relates in whole or in part to any patent, trademark, trade name, service mark or copyright, to any material software, or to any ideas, technical assistance or other know-how of or used by NAFS in the conduct of the Business; or

         (l) material agreement, contract or commitment relating to the Business not made in the ordinary course of business.

    Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed in the NAFS Disclosure Statement in response to this Section, or not required to be listed therein because of the amount thereof, under which Merger Sub is to acquire rights or obligations hereunder is valid and enforceable in accordance with its terms; true and correct copies of such written agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings have been delivered to SITEL; NAFS is, and, to the knowledge of NAFS and the NAFS Stockholders, all other parties thereto are in compliance with the material provisions thereof; NAFS is not, and to the knowledge of NAFS and the NAFS Stockholders, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; in the case of loan agreements and related financing agreements which are listed in the NAFS Disclosure Statement in response to this Section, such agreements may be prepaid without penalty; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a material default thereunder. No written or oral agreement, contract or commitment described therein requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

    6.21 ADDITIONAL INFORMATION. The NAFS Disclosure Statement contains lists and summary descriptions, which are accurate in all material respects, of the following:

         (a) all inventory, equipment and furniture and fixtures of NAFS included in the Assets as of the Interim Balance Sheet Date which are leased by NAFS (NAFS does not maintain a list of fixed assets owned by it);

         (b) all interests in real property owned, leased or otherwise held by NAFS in the conduct of the Business or upon which the Assets are located as of the Interim Balance Sheet Date, specifying which are owned and which are leased and, with respect to the leased property, specifying the identity of the lessor;

         (c) the name and address of every bank and other financial institution in which NAFS maintains an account (whether checking, savings or otherwise), lock box or safe deposit box for their respective businesses, and the account numbers and names of persons having signing authority or other access thereto;

         (d) the names and titles of and current annual base salary or hourly rates for all employees of NAFS engaged in the conduct of its business and having a current annual compensation rate (inclusive of salary, bonuses and commissions) of $40,000 or more based on an annualized computation of such compensation year-to-date, together with a statement of the nature and rate of any other remuneration paid or payable to each such person during the current fiscal year (or in the future if none during the current fiscal year), the nature and rate of the bonuses, vacation and other benefits paid or payable or provided or to be provided to each such person during the current fiscal year (or in the future if none during the current fiscal year); and

         (e) all names under which NAFS has conducted any business or which it has otherwise used during the last five years.

    6.22 LABOR MATTERS. NAFS has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting its Business. NAFS is not and has never been a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of NAFS, no collective bargaining agent has been certified as a representative of any of the employees of NAFS, and no representation campaign or election is now in progress with respect to any of the employees of NAFS.

    6.23 EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS.

         (a) The NAFS Disclosure Statement contains a complete list of all employee benefit plans, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, sponsored or maintained by NAFS. For the purposes hereof, the term "employee benefit plan" includes all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, or present or former beneficiary, dependent or assignee of any such employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "employee benefit plan" includes all employee welfare benefit plans ("Welfare Plans") and all employee pension benefit plans ("Pension Plans") within the meaning of the Regulations governing such plans. Each plan providing benefits which are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the plan in the NAFS Disclosure Statement. NAFS provides no employee benefits of any kind to any former employees.

         (b) NAFS does not now and has never had any Pension Plans.

         (c) With respect to each Welfare Plan affecting employees of NAFS or of the Business: (i) there is no fact, including, without limitation, any reportable event, that exists that would constitute grounds for termination of such Welfare Plan or for the appointment by the appropriate United States District Court of a trustee to administer such Welfare Plan, in each case as contemplated by ERISA; and (ii) neither NAFS nor the NAFS Stockholders nor any fiduciary, trustee or administrator of any such Welfare Plan has engaged in a prohibited transaction that could subject NAFS to any material tax or any material penalty imposed by ERISA or the Code and there exists no condition or set of facts which presents a material risk of the imposition of any liability under ERISA or the Code with respect to any Welfare Plan; and (iii) such Welfare Plan has been administered in substantial compliance with its terms, ERISA and, where applicable, the Code.

         (d) There has been no termination of any Welfare Plan of NAFS since NAFS's inception.

         (e) No Welfare Plan affecting employees of NAFS or of the Business is funded with a trust or other funding vehicle, other than insurance policies.

         (f) None of the Welfare Plans is a "multiemployer plan" within the meaning of ERISA.

         (g) There are no material pending or, to the knowledge of NAFS and NAFS Stockholders, threatened claims by or on behalf of any of the Welfare Plans, by any employee or beneficiary covered by such Welfare Plan, or otherwise involving any such Welfare Plan (other than routine claims for benefits).

    6.24 INTELLECTUAL PROPERTY MATTERS. NAFS, in the conduct of the Business, has not utilized any patent, trademark, trade name, service mark, copyright, trade secret or know-how (exclusive of software, which is covered by Section 6.25) except for those listed on the NAFS Disclosure Statement, all of which are owned by NAFS free and clear of any liens, claims, charges or encumbrances. To the knowledge of NAFS and the NAFS Stockholders, NAFS does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another. NAFS is not in default under and has not received any notice of any claim of infringement or any other claim or proceeding relating to any such patent, trademark, trade name, service mark, copyright or trade secret. No present or former employee of NAFS, and no other person, owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, trade name, service mark or copyright, or in any application therefor, or in any trade secret, which NAFS owns, possesses or uses in its Business as now or heretofore conducted. The NAFS Disclosure Statement lists all confidentiality or nondisclosure agreements to which NAFS or any of its employees is a party which relates to the Business.

    6.25 SOFTWARE. Except to the extent provided in Section 6.25 of the NAFS Disclosure Statement, NAFS, in the conduct of the Business, utilizes only software which it licenses from third parties. Any software which is indicated in Section 6.25 of the NAFS Disclosure Statement as not licensed from third parties has been developed entirely by the employees of NAFS during the time they were employees only of NAFS and does not include any inventions of the employees made prior to the time such employees became employees of NAFS nor any intellectual property of any previous employer of such employee. To the knowledge of NAFS and NAFS Stockholders, NAFS's development, use, sale or exploitation of any software, whether licensed or owned, does not violate any rights of any other person or entity and NAFS has not received any communication alleging such a violation.

    6.26 ENVIRONMENTAL MATTERS.

         (a) Except as set forth in the NAFS Disclosure Statement, NAFS has obtained all permits, licenses and other authorizations which are required in connection with the conduct of the Business under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

         (b) Except as set forth in the NAFS Disclosure Statement, NAFS is in compliance in all material respects in the conduct of the Business with all terms and conditions of the required permits, licenses and authorizations, and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Regulations or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         (c) Except as set forth in the NAFS Disclosure Statement, NAFS is not aware of, nor has NAFS received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

         (d) Except as set forth in the NAFS Disclosure Statement, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against NAFS in connection with the conduct of the Business relating in any way to those laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

    6.27 REAL PROPERTY.

         (a) As used herein, the term "Real Property" means all immovable and real property (including, without limitation, interests in and rights to real property) and improvements located thereon which is owned by NAFS or used by NAFS in connection with the Business.

         (b) NAFS does not own any Real Property.

         (c) All Real Property that is leased by NAFS is so identified on the NAFS Disclosure Statement. With respect to such Real Property:

              (i) NAFS has delivered to Merger Sub a true and complete copy of every lease and sublease to which NAFS is a tenant or subtenant ("Leases"), and has identified each such Lease on the NAFS Disclosure Statement by listing the name of the landlord or sublandlord, the name of the tenant, and the civic address of the leased premises;

              (ii) each Lease is, and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended except as listed on the NAFS Disclosure Statement, and neither the tenant nor the landlord or sublandlord under any Lease is in default in any material respect under any of the Leases and, to the knowledge of NAFS and the NAFS Stockholders, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease;

              (iii) NAFS has not received any notices, oral or written, and has no reason to believe, that any governmental body having the power of eminent domain over the Real Property that is the subject of the Leases has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of such Real Property; and

              (v) no condition exists requiring material repairs, alterations or corrections which are the responsibility of NAFS as tenant or subtenant under the Leases.

         (d) To the knowledge of NAFS and the NAFS Stockholders, without obligation of inquiry, the uses of the Real Property by NAFS comply in all material respects with all Regulations of all governmental bodies having jurisdiction over the Real Property, and NAFS has not received any notices, oral or written, from any governmental body of non-compliance with Regulations.

    6.28 AVAILABILITY OF DOCUMENTS. NAFS has made available to SITEL copies of all material documents, including without limitation all of the following which are listing or referred to in the NAFS Disclosure Statement and which are of a material nature: agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor. Such copies are true and complete in all material respects and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

    6.29 NECESSARY ASSETS. The Assets include all property and rights reasonably required for the conduct of the Business in the manner it is presently conducted by NAFS.

    6.30 RESTRICTIONS AFFECTING NAFS. NAFS is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts or may in the future materially adversely affect or materially restrict, the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Business after consummation of the transactions contemplated hereby.

    6.31 CONDITIONS AFFECTING NAFS. Except as disclosed in the NAFS Disclosure Statement, there is no fact, development or threatened development with respect to the markets, products, services, employees, clients, suppliers, facilities, Business, Assets or prospects of NAFS which are known to NAFS or any NAFS Stockholder which would materially adversely affect the Business, Assets or prospects of NAFS considered as a whole, other than such conditions as may affect as a whole the economy or the particular industry generally and other than such conditions as SITEL has actual knowledge of prior to the Closing. NAFS has and will continue through Closing to use its best efforts to keep available for SITEL the services of its employees, agents, clients and suppliers. Neither NAFS nor any NAFS Stockholder has any reason to believe that any loss of any employee, agent, client or supplier or other disadvantageous arrangement will result because of the consummation of the Merger.

    6.32 POOLING-OF-INTERESTS ACCOUNTING MATTERS. Neither NAFS, the NAFS Stockholders nor, to their knowledge, any of NAFS's affiliates (as defined in Rule 405 under the Securities Act), has, through the date of this Agreement, taken or agreed to take any action described in Section 6.36(d). As of the time that the NAFS Stockholders approved the Merger, the following persons were and remain "affiliates" of NAFS within the meaning of paragraphs (c) and (d) of Rule 145 under the Securities Act (collectively, the "Rule 145 Affiliates"): Michael W. Fletcher, Walter J. Berthiaume, Howard M. Gibbs, and Cordova.

    6.33 DIRECTOR ACTION. The Board of Directors of NAFS (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of NAFS and the NAFS Stockholders, (b) approved this Agreement, the Plan of Merger and the transactions contemplated hereby, and (c) directed that the Merger be submitted for consideration by the NAFS Stockholders.

    6.34 STOCKHOLDER ACTION; STOCKHOLDERS' REPRESENTATIVE AGREEMENT. The NAFS Stockholders other than James P. Rich, Jr. (at a meeting duly called and held or by written consent duly obtained) have by unanimous affirmative vote approved this Agreement, the Plan of Merger and the transactions contemplated hereby.
The submission of such matter to the NAFS Stockholders was done in compliance with applicable securities and other laws. The Stockholders' Representative Agreement has been duly executed and delivered by and is a valid and binding obligation of each NAFS Stockholder, enforceable against such NAFS Stockholder in accordance with its terms. James P. Rich, Jr., as a holder of the options rather than shares, has duly approved this Agreement, the Plan of Merger and the transactions contemplated hereby by appropriate written consent.

    6.35 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in the NAFS Disclosure Statement, no officer or director of NAFS, or any "associate" (as defined in Rule 405 under the Securities Act) of any such officer or director, has any material interest in any material contracts or Assets used in or pertaining to the Business.

    6.36 INVESTMENT REPRESENTATIONS AND COVENANTS. Each NAFS Stockholder severally represents, warrants and covenants that:

          (a) Such NAFS Stockholder is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act or (b) if such NAFS Stockholder is not an accredited investor, such NAFS Stockholder alone or with such NAFS Stockholder's purchaser representative has such knowledge and experience in financial and business matters that such NAFS Stockholder is capable of evaluating the merits and risks of the prospective investment within the meaning of Rule 506(b)(2)(ii).

         (b) Such NAFS Stockholder understands that the certificates for SITEL Common Shares issued to such NAFS Stockholder will bear the following restrictive legends, as well as any additional legends required by applicable exemptions under state blue sky laws:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION FOR THESE SHARES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR SUCH STATE SECURITIES LAWS.

         (For Georgia residents only):

         THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN RELIANCE ON
         PARAGRAPH (13) OF CODE SECTION 10-5-9 OF THE GEORGIA SECURITIES ACT OF 1973, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT.

         (c) Such NAFS Stockholder understands that the SITEL Common Shares which such NAFS Stockholder receives in the Merger in exchange for such NAFS Stockholder's NAFS Common Shares may not be sold, transferred or assigned in the absence of an effective registration for such SITEL Common Shares under the Securities Act and applicable state blue sky laws or an exemption from such registration under the Securities Act and applicable state blue sky laws such as Rule 144.

         (d)  If such NAFS Stockholder has been identified by NAFS in Section
    6.32 as a Rule 145 Affiliate, such NAFS Stockholder will not sell, pledge, transfer or otherwise dispose of any of such NAFS Stockholder's NAFS Common Shares and the SITEL Common Shares to be received by him in the Merger and will not sell short any SITEL Common Shares or purchase a "put" option for SITEL Common Shares: (1) in the case of SITEL Common Shares only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) during the periods during which any such sale, pledge, transfer or other disposition would, under GAAP or the rules, regulations or interpretations of the Commission, disqualify the Merger for "pooling-of-interests" accounting treatment. Such NAFS Stockholder understands that such periods in general encompass the period commencing thirty (30) days prior to the Merger and ending at the time of publication of financial results covering at least 30 days of combined operations of NAFS and SITEL within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

         (e) Such NAFS Stockholder acknowledges receipt of the SEC Filings identified in Section 7.6 as well as the SITEL Disclosure Statement prior to the date of this Agreement.

         (f) Such NAFS Stockholder is acquiring the SITEL Common Shares to be delivered to such NAFS Stockholder pursuant to this Agreement for its own account for investment purposes only and not with a present view toward resale or further distribution.

         (g) Each NAFS Stockholder other than James P. Rich, Jr. represents and warrants that such NAFS Stockholder is a resident of the State of Georgia. James P. Rich, Jr. represents and warrants that he is a resident of the State of New York.

    6.37 COMPLETENESS OF DISCLOSURE. No representation or warranty by NAFS or the NAFS Stockholders in this Agreement nor in any certificate, schedule, statement, document or instrument required to be furnished to SITEL or Merger Sub pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. A disclosure in any section of the NAFS Disclosure Schedule shall suffice, without repetition or cross-reference, as a disclosure to the same effect in any other relevant section of the NAFS Disclosure Schedule. NAFS and the NAFS Stockholders have attempted in good faith to make disclosure in each section required under the Agreement.

                     ARTICLE VII - REPRESENTATIONS AND WARRANTIES
                               OF SITEL AND MERGER SUB

SITEL and Merger Sub jointly and severally represent and warrant to NAFS and the NAFS Stockholders as follows:

    7.1 CORPORATE EXISTENCE.

         (a) SITEL is a corporation duly organized, validly existing and in good standing under the laws of Minnesota. SITEL has the requisite corporate power, authority and legal right to carry on its business as now being conducted. SITEL is duly qualified, licensed or domesticated and in good standing as a foreign corporation authorized to do business in all of the jurisdictions in which its activities or properties make such qualification and licensure necessary, except for jurisdictions in which the failure to qualify or be licensed will have no material adverse effect on the Business, Assets or financial condition of NAFS.

         (b) Merger Sub is a corporation duly organized, validly existing and in good standing as a Nebraska corporation. Merger Sub is an indirect wholly-owned subsidiary of SITEL.

    7.2 CORPORATE POWER AND AUTHORIZATION. SITEL and Merger Sub, respectively, have the full corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by SITEL and Merger Sub have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by SITEL and Merger Sub and constitutes the legal, valid and binding obligation of SITEL and Merger Sub enforceable against SITEL and Merger Sub in accordance with its terms.

    7.3 VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement by SITEL and Merger Sub does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which SITEL or Merger Sub is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to SITEL or Merger Sub, (c) the charter documents or bylaws of, or any securities issued by, SITEL or Merger Sub, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which SITEL or Merger Sub is a party or by which SITEL or Merger Sub is otherwise bound, except for such violations, conflicts or breaches or failures of consent which would not cause a material adverse effect upon SITEL and Merger Sub. Except for the approvals of the Board of Directors of SITEL and the Board of Directors and sole stockholder of Merger Sub, the filings with the Georgia and Nebraska Secretaries of State contemplated by Sections 2.2 and 2.3, and those which may be required under the Securities Act and Exchange Act and applicable blue sky laws and by Nasdaq Stock Market requirements in connection with the issuance and listing of the SITEL Common Shares in the Merger and the performance of SITEL's obligations under the Registration Rights Agreement, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by SITEL or Merger Sub.

    7.4 CAPITALIZATION. The authorized capital stock of SITEL consists of 50,000,000 shares, par value $.001 each, of undesignated capital stock. Until otherwise designated by the Board of Directors of SITEL, all authorized shares are deemed to be Common Stock. As of May 31, 1996, there were 18,621,779 shares of

Common Stock outstanding. Since such date, no additional shares of capital stock have been issued except pursuant to SITEL's existing stock option plans. At the Effective Time, the SITEL Common Shares issued to the NAFS Stockholders in the Merger will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights and free and clear of any and all liens, claims and encumbrances (except for restrictions imposed by the Securities Act of 1933 and Section 6.36 of this Agreement). The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, $1.00 par each, of which 1 share is issued and outstanding. All such issued and outstanding shares of capital stock of Merger Sub are owned of record and beneficially by SITEL.

    7.5 LITIGATION. No litigation (including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority) is pending or, to the knowledge of SITEL or Merger Sub, threatened against SITEL or Merger Sub or which relates to the assets of SITEL or Merger Sub or the transactions contemplated by this Agreement, nor does SITEL or Merger Sub know of any reasonably likely basis for any such litigation, which is likely to have a materially adverse effect on SITEL's or Merger Sub's financial condition, assets or the transactions contemplated by this Agreement if decided adversely to SITEL or Merger Sub. SITEL and Merger Sub are not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is likely to have a materially adverse effect on SITEL's or Merger Sub's financial condition, assets or the transactions contemplated by this Agreement if decided adversely to SITEL or Merger Sub.

    7.6 SEC FILINGS. SITEL has previously furnished NAFS and Stockholders' Representative with true and complete copies of SITEL's Registration Statement on Form S-1 which became effective January 31, 1996, its Quarterly Reports on Form 10-Q for the quarters ended November 30, 1995 and February 29, 1996, its Current Reports on Form 8-K and 8-K(A) dated February 9, 1996 and April 24, 1996, and its Forms 10-C reporting certain increases in outstanding shares as of February 2, 1996 and May 3, 1996, in each case as filed with or furnished to the SEC (collectively, the "SEC Filings"). The financial statements and schedules contained in the SEC Filings (or incorporated therein by reference) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as specifically disclosed therein and subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect) and fairly presented the information purported to be shown therein. As of their respective dates, each SEC Filing complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of SITEL's subsidiaries is required to file any forms, reports or documents with the SEC.

    7.7 EXISTING REGISTRATION RIGHTS. Except for registration rights which have been granted to James F. Lynch in connection with his employment agreement, SITEL does not presently have any existing obligations to register shares of other stockholders of SITEL.

    7.8 NO CAPITAL EVENTS ANTICIPATED. At this time, SITEL is not contemplating any of the capital events described in Section 3.1.6.

    7.9 SECURITIES LAW MATTERS. SITEL is issuing the SITEL Common Shares to NAFS Stockholders pursuant to this Agreement in reliance upon Section 4(2) of the Securities Act and Rule 506 promulgated thereunder and the representations, warranties and covenants of the NAFS Stockholders in Section 6.36 and, assuming the accuracy of such representations, warranties and covenants, has complied with the provisions thereof and will file a notice on Form D as required by the provisions of Regulation D promulgated under the Securities Act.

    7.10 CURRENT PUBLIC INFORMATION. SITEL has been subject to the reporting requirements of Section 13 of the Exchange Act for a period of at least 90 days and has filed all reports required to be filed thereunder in the 12 month period preceding the date of this Agreement.

    7.11 COMPLETENESS OF DISCLOSURE. No representation or warranty by SITEL or Merger Sub in this Agreement nor in any certificate, schedule, statement, document or instrument required to be furnished by SITEL or Merger Sub to NAFS or the NAFS Stockholders pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

                      ARTICLE VIII - AGREEMENTS PENDING CLOSING

    8.1 AGREEMENTS OF ALL PARTIES PENDING THE CLOSING. NAFS, NAFS Stockholders, SITEL and Merger Sub covenant that, pending the Closing and except as otherwise agreed to in writing by NAFS, Stockholders' Representative, SITEL and Merger Sub:

         8.1.1 ACTIONS OF PARTIES. No party shall knowingly take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, subject to fiduciary obligations under applicable law, each party shall cooperate with all other parties and use its best efforts to cause all of the conditions to the obligations of such party under this Agreement to be satisfied on or prior to the Closing Date.

         8.1.2 POOLING-OF-INTERESTS AND TAX-FREE REORGANIZATION TREATMENT. No party shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368 of the Code.

         8.1.3 PUBLIC ANNOUNCEMENTS. NAFS and SITEL shall consult with each other before issuing any press releases or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

    8.2 ADDITIONAL AGREEMENTS OF NAFS AND NAFS STOCKHOLDERS PENDING THE CLOSING. In additional to the covenants in Section 8.1, NAFS and NAFS Stockholders, jointly and severally, covenant that, pending the Closing and except as otherwise agreed to in writing by SITEL and Merger Sub:

         8.2.1 BUSINESS IN THE ORDINARY COURSE. NAFS shall conduct the Business solely in the ordinary course consistent with past practice, including without limitation (a) the payment of liabilities and obligations relating to the Business in the ordinary course when due; (b) maintenance of physical Assets in the same manner as was its past practice; (c) maintenance of insurance on its Assets in the same manner as was its past practice; (d) using its best efforts to maintain in full force and effect all Authorizations currently in effect used in the conduct of the Business.

         8.2.2 EMPLOYEES AND BUSINESS RELATIONS. NAFS shall use its reasonable efforts consistent with past practices to keep available the services of its present employees, consultants and agents of the Business and to maintain its relations and goodwill with the suppliers, clients, distributors and any others having business relations with the Business.

         8.2.3 COMPLIANCE WITH LAWS. NAFS shall comply in all material respects with all laws, ordinances, rules, regulations and orders applicable to the Business, or the operations, assets or properties in respect thereof, the noncompliance with which might materially affect the Business or the Assets. NAFS shall use all reasonable efforts to make application for new or amended collection agency licenses, as applicable, and temporary licenses or grace periods, as applicable, as soon as possible following the public announcement of this Agreement with the objective of obtaining such new or amended collection agency licenses and/or temporary licenses or grace periods on or before Closing.

         8.2.4 EXISTING CONDITION. NAFS and NAFS Stockholders shall not cause or permit to occur any of the events or occurrences described in Section 6.13.

         8.2.5 UPDATED SCHEDULES. NAFS and Stockholders' Representative shall promptly disclose to SITEL any information contained in the representations and warranties in this Agreement or the schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such subsequent disclosures shall be deemed to modify, amend or supplement the representations and warranties of the NAFS or NAFS Stockholders or the schedules hereto for the purposes of Article VI, unless SITEL and Merger Sub shall have consented thereto in writing in their sole discretion. No such subsequent disclosures shall affect the indemnification obligations of the NAFS Stockholders to SITEL and Merger Sub hereunder.

         8.2.6 SALE OF ASSETS; NEGOTIATIONS. NAFS shall not, directly or indirectly, (a) sell or encumber all or any part of the Assets, other than in the ordinary course of the Business consistent with past practice, or (b) initiate or participate in any discussions or negotiations of the sale of the Assets, the Business, or the stock of NAFS to any person other than SITEL or Merger Sub, or of a merger or consolidation of NAFS with any person other than SITEL or Merger Sub, or (c) enter into any agreement to do any of the foregoing. NAFS shall not provide any confidential information concerning the Business or the Assets to any person other than SITEL or Merger Sub, other than in the ordinary course of business and consistent with past practice.

         8.2.7 ACCESS. NAFS shall give to SITEL's officers, employees, counsel, accountants and other representatives full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Business and shall permit them to consult with the officers, employees, accountants, counsel and agents of NAFS for the purpose of making such investigation of the Business, including without limitation the Interim Balance Sheet, as SITEL shall desire to make, provided that such investigation shall not unreasonably interfere with the Business. Furthermore, NAFS shall furnish to SITEL all such documents and copies of documents and records and information with respect to the Business and copies of any working papers relating thereto as SITEL shall from time to time reasonably request and shall permit SITEL and its agents to make such physical inventories and inspections of the Assets as SITEL may request from time to time.

         8.2.8 RULE 145 AFFILIATES. NAFS shall obtain from each Rule 145 Affiliate an acknowledgement and agreement signed by such Rule 145 Affiliate in form reasonably satisfactory to SITEL and Merger Sub as to the matters set forth in Section 6.32 (the "Rule 145 Affiliate Letters").

         8.2.9 DOCUMENTS AND CERTIFICATES. NAFS, NAFS Stockholders, SITEL and Merger Sub shall use their respective best efforts, on or prior to Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement and the Plan of Merger or to cause the Effective Time, subject to the consummation at the Closing, to occur as soon as practicable.

    8.3 ADDITIONAL AGREEMENTS OF SITEL AND MERGER SUB PENDING THE CLOSING. In addition to the covenants in Section 8.1, SITEL and Merger Sub jointly and severally covenant that, pending the Closing and except as otherwise agreed to in writing by NAFS and the Stockholders' Representative:

         8.3.1 CONFIDENTIALITY. Unless and until the Closing has been consummated, SITEL and Merger Sub shall hold, and shall cause their counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence any confidential data or information made available to SITEL and Merger Sub in connection with this Agreement with respect to the Business using the same standard of care to protect such confidential data or information as is used to protect SITEL and Merger Sub's confidential information. If the transactions contemplated by this Agreement are not consummated, SITEL and Merger Sub agree that they shall return or cause to be returned to NAFS all written materials and all copies thereof that were supplied to SITEL and Merger Sub by NAFS and that contain any such confidential data or information.

         8.3.2 NASDAQ LISTING. SITEL shall use its best efforts to list on the Nasdaq Stock Market, upon official notice of issuance, the SITEL Common Shares to be issued pursuant to the Merger, including the filing no later than fifteen
(15) days after the Closing of an application for additional listing and payment of all application and additional listing fees.

                          ARTICLE IX - CONDITIONS PRECEDENT

    9.1 CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         9.1.1 GOVERNMENTAL APPROVALS AND THIRD PARTY CONSENTS. All Governmental Approvals and Third Party Consents which are necessary for the consummation of the Merger and the other transactions contemplated hereby, (other than immaterial Governmental Approvals and immaterial Third Party Consents, of which the failure to obtain would not be materially adverse to the combined businesses of NAFS and Merger Sub taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no such Governmental Approval or Third Party Consent shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render consummation of the Merger inadvisable in the reasonable opinion of the Board of Directors of either SITEL or NAFS.

         9.1.2 NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

    9.2 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SITEL AND MERGER SUB. In addition to the conditions precedent in Section 9.1, all obligations of SITEL and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, at or prior to the Effective Time, of each of the following additional conditions precedent:

         9.2.1 PERFORMANCE OF COVENANTS. NAFS and the NAFS Stockholders shall have performed in all material respects their covenants contained in this Agreement required to be performed at or prior to the Effective Time, including execution and delivery of the NAFS Closing Documents.

         9.2.2 REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT. The representations and warranties of NAFS and the NAFS Stockholders contained in this Agreement, or in any schedule, certificate or document delivered by NAFS or the NAFS Stockholders to SITEL or Merger Sub pursuant to the provisions hereof, shall have been true on the date hereof without regard to any schedule updates furnished by NAFS and the NAFS Stockholders after the date hereof and shall be true at the Effective Time with the same effect as though such representations and warranties were made as of such date.

         9.2.3 MATERIAL ADVERSE CHANGES. The Business, Assets and prospects of NAFS shall not have been, and shall not be threatened to be, materially adversely affected in any way as a result of any event or occurrence and there shall not have been any schedule updates to the NAFS Disclosure Statement which SITEL in its sole judgment deems to materially adversely affect SITEL or Merger Sub or this proposed transaction.

         9.2.4 POOLING LETTERS. SITEL shall have received letters, dated the date of the Closing, from Coopers & Lybrand, L.L.P., SITEL's independent accountants, and Arthur Andersen & Co., NAFS's independent accountants, to the effect that, for financial reporting purposes, the Merger qualifies for pooling-of-interests accounting treatment under GAAP if consummated in accordance with this Agreement (collectively, the "Pooling Letters").

         9.2.5 APPROVAL OF COUNSEL; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on or before the Closing Date by Abrahams, Kaslow & Cassman, counsel for SITEL and Merger Sub, in the exercise of their reasonable judgment.

    9.3 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NAFS AND NAFS STOCKHOLDERS. In addition to the conditions precedent in Section 9.1, all obligations of NAFS and the NAFS Stockholders to effect the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, at or prior to the Effective Time, of each of the following additional conditions precedent:

         9.3.1 PERFORMANCE OF COVENANTS. SITEL and Merger Sub shall have performed in all material respects their covenants contained in this Agreement required to be performed at or prior to the Effective Time, including execution and delivery of the SITEL Closing Documents.

         9.3.2 REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT. The representations and warranties of SITEL and Merger Sub contained in this Agreement, or in any schedule, certificate or document delivered by SITEL or Merger Sub to NAFS or Stockholders' Representative pursuant to the provisions hereof, shall have been true on the date hereof without regard to any schedule updates furnished by SITEL and Merger Sub after the date hereof and shall be true at the Effective Time with the same effect as though such representations and warranties were made as of such date.

         9.3.3 APPROVAL OF COUNSEL; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on or before the Closing Date by Cohen Pollock Merlin & Axelrod, P.C., counsel to NAFS and the Stockholders' Representative, in the exercise of their reasonable judgment.

         9.3.4 TAX OPINION. The NAFS Stockholders shall have received the opinion of Cohen Pollock Merlin & Axelrod, P.C., counsel to the NAFS Stockholders, to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Code.

                             ARTICLE X - INDEMNIFICATION

    10.1 GENERAL INDEMNIFICATION OBLIGATION OF NAFS STOCKHOLDERS. Subject to the provisions of Section 10.3, from and after the Closing:

         (a) Each of the NAFS Stockholders, jointly and severally, shall reimburse, indemnify and hold harmless SITEL, its affiliates (including NAFS after the Merger) and their respective successors and assigns (each an "Indemnified SITEL Party" and collectively the "Indemnified SITEL Parties") against and in respect of:

              (i) any and all actual damages (excluding consequential damages relating to lost profits or adverse effects on stock price), losses, deficiencies, liabilities, reasonable costs and expenses incurred or suffered by any Indemnified SITEL Party that result from, relate to or arise out of any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of any NAFS Stockholder and, with respect to periods prior to and including the Closing, on the part of NAFS, (A) under this Agreement or (B) under any NAFS Closing Documents other than the Employment Agreements and Non-Competition Agreements;

              (ii) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1(a).

         (b) Each of the NAFS Stockholders severally shall reimburse, indemnify and hold harmless the Indemnified SITEL Parties against and in respect of:

              (i)any breach on the part of such NAFS Stockholder of any Non-Competition Agreement or Employment Agreement furnished by such NAFS Stockholder to SITEL and NAFS pursuant to this Agreement; and

              (ii) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1(b).

    10.2 GENERAL INDEMNIFICATION OBLIGATION OF SITEL AND MERGER SUB. Subject to the provisions of Section 10.3.1(b) and (c), from and after the Closing, SITEL shall reimburse, indemnify and hold harmless the NAFS Stockholders and their successors or assigns (each an "Indemnified NAFS Party" and collectively the "Indemnified NAFS Parties") against and in respect of:

         (a) any and all actual damages (excluding consequential damages relating to lost profits or adverse effects on stock price), losses, deficiencies, liabilities, reasonable costs and expenses incurred or suffered by any Indemnified NAFS Party that result from, relate to or arise out of any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of SITEL or Merger Sub under this Agreement or the SITEL Closing Documents; and

         (b) any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2.

    10.3 METHOD OF ASSERTING CLAIMS; LIMITATIONS ON INDEMNIFICATION.

         10.3.1 CLAIM NOTICE.

         (a) In the event that (1) any SITEL Claim is asserted against or sought to be collected from an Indemnified SITEL Party by a third party, or
    (2) an Indemnified SITEL Party has a SITEL Claim against NAFS Stockholders which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified SITEL Party shall promptly notify the Stockholders' Representative of such SITEL Claim, specifying the nature of such SITEL Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such SITEL Claim) (the "Claim Notice"). The Stockholders' Representative shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified SITEL Party, (i) whether or not they dispute their liability to the Indemnified SITEL Party hereunder with respect to such SITEL Claim and (ii) in the case of a SITEL Claim involving a third party, notwithstanding any such dispute, whether or not they desire, at their sole cost and expense, to defend the Indemnified SITEL Party against such SITEL Claim.

         (b) (1) A Claim Notice for a SITEL Claim relating to Taxes must be given to NAFS and Stockholders' Representative prior to the expiration of the applicable statute of limitations pertaining to assertion of liability with respect to such Taxes and (2) a Claim Notice for a SITEL Claim relating to any other matter must be given to NAFS and Stockholders' Representative on or before the date which is two (2) years after the Closing Date (collectively, the "Survival Period"). The NAFS Stockholders shall not have any indemnification obligations under this Article X with respect to SITEL Claims for which a Claim Notice is not given to them within the applicable Survival Period.

         (c) The NAFS Stockholders shall be obligated to indemnify the SITEL Indemnified Parties with respect to SITEL Claims only to the extent of the excess of such SITEL Claims (which either have been paid to third parties or, if the claim originates with SITEL or NAFS, then which have been presented and for which the NAFS Stockholders would have liability in accordance with this Section 10.3 (without regard to this Section 10.3(c)) over $200,000 in the aggregate; provided, however, that this claims "basket" shall not apply to the NAFS Stockholders' obligation to indemnify the SITEL Indemnified Parties with respect to any misrepresentation in or omission from the certificate with respect to the Net Book Value.

         (d)  the NAFS Stockholders' obligations for indemnification under this
    Article X shall not exceed in the aggregate the product of (i) the Adjusted Merger Consideration multiplied by (ii) the Exchange Price (the "Aggregate Indemnification Limit"). An individual NAFS Stockholder's obligations for indemnification under this Article X shall not exceed such NAFS Stockholder's pro rata share of the Aggregate Indemnification Limit, based upon such NAFS Stockholder's percentage share of the NAFS Common Shares outstanding (on an as converted and fully diluted basis) immediately prior to the Effective Time.

         (e) The amount of any SITEL Claim shall be reduced by the Federal and state income tax benefits (computed using the then maximum marginal corporate income tax rates) realized by the SITEL Indemnified Parties with respect to such SITEL Claim. At the time the SITEL Indemnified Parties give the Stockholders' Representative a Claim Notice, the SITEL Indemnified Parties shall make a good faith estimate of any Federal and state income tax benefits that will result from the Claim, and such Claim Notice shall set forth in reasonable detail the computation of such estimated tax benefits. If such estimated tax benefits and the SITEL Indemnified Parties' actual tax benefits with respect to a Claim differ, prompt adjustment shall be made for the amount of the difference at the time the actual tax benefit is determined; provided that no adjustment shall be made with respect to any difference which cannot reasonably be determined until after the Survival Period applicable to such Claim.

         (f) Notwithstanding anything to the contrary in this Agreement, the NAFS Stockholders's representations, warranties and covenants do not extend to and NAFS Stockholders shall not be obligated to indemnify the Indemnified SITEL Parties with respect to any damages, losses, deficiencies, liabilities, costs and expenses associated with the termination of any NAFS state collection agency licenses at or following the Closing solely because of the Merger.

         (g) The amount of a SITEL Claim shall not bear interest except after it has been reduced to a judgment, settlement or arbitration award and then it shall bear interest at the judgment rate provided by Nebraska law.

         (h) If an accounts receivable included on the Interim Balance Sheet is not collected by NAFS within eleven months after the Closing Date, then the SITEL Indemnified Parties shall be entitled to present a claim to the NAFS Stockholders and the Escrow Agent for indemnification with respect to such uncollected accounts receivable. Upon receipt from the NAFS Stockholders or Escrow Agent of full indemnification for such uncollected accounts receivable, NAFS shall reassign to Stockholders' Representative on behalf of the NAFS Stockholders without recourse such uncollected accounts receivable. If the SITEL Indemnified Parties receive full indemnification for an uncollected accounts receivable and thereafter receives any payment from a third party in respect of such uncollected accounts receivable, the SITEL Indemnified Parties shall promptly remit to the Stockholders' Representative the full amount of such payment from the third party.

         10.3.2 DISPUTE OF LIABILITY.

         (a) With respect to any SITEL Claim asserted against or sought to be collected from an Indemnified SITEL Party by a third party, if Stockholders' Representative dispute their liability with respect to such SITEL Claim or the amount thereof (whether or not Stockholders' Representative desire to defend the Indemnified SITEL Party against such claim or demand as provided in Section 10.3.3 below), such dispute shall be resolved in accordance with Section 1.4.3 of the Escrow Agreement. Pending the resolution of any dispute by Stockholders' Representative of the NAFS Stockholders' liability with respect to any SITEL Claim, such SITEL Claim shall not be settled without the prior written consent of the Indemnified SITEL Party or Stockholders' Representative.

         (b) With respect to any SITEL Claim by an Indemnified SITEL Party against Stockholders' Representative which does not involve a claim or demand being asserted against or sought to be collected from the Indemnified SITEL Party by a third party, if Stockholders' Representative dispute the NAFS Stockholders' liability with respect to such SITEL Claim, such dispute shall be resolved in accordance with Section 1.4.3 of the Escrow Agreement; if Stockholders' Representative do not notify the Indemnified SITEL Party within the Notice Period that they dispute such SITEL Claim, the amount of such SITEL Claim shall be conclusively deemed a liability of the NAFS Stockholders hereunder.

         10.3.3 DEFENSE.

         (a) In the event that Stockholders' Representative notify the Indemnified SITEL Party within the Notice Period that they desire to defend the Indemnified SITEL Party against such SITEL Claim then, except as hereinafter provided, the Stockholders' Representative shall have the right to defend the Indemnified SITEL Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any risk of Indemnified SITEL Party becoming subject to liability for any other matter; provided, however, Stockholders' Representative shall not, without the prior written consent of the Indemnified SITEL Party, consent to the entry of any judgment against the Indemnified SITEL Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified SITEL Party of a release, in form reasonably satisfactory to the Indemnified SITEL Party, as the case may be, from all liability in respect of such SITEL Claim or litigation. To the extent that any defense must be pursued in the name of NAFS, NAFS shall provide reasonable cooperation to Stockholders' Representative in the defense of such SITEL

    Claim. If any Indemnified SITEL Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnified SITEL Party, any such SITEL Claim or the litigation or resolution of any such SITEL Claim involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified SITEL Party, including without limitation a temporary or permanent injunction against the Indemnified SITEL Party or the administration of the tax returns and responsibilities under the tax laws of any Indemnified SITEL Party, then the Indemnified SITEL Party shall have the right to control the defense or settlement of any such SITEL Claim and its reasonable costs and expenses shall be included as part of the indemnification obligation of NAFS Stockholders hereunder; provided, however, that the Indemnified SITEL Party shall not settle any such SITEL Claim without the prior written consent of the Stockholders' Representative which consent shall not be unreasonably withheld. If the Indemnified SITEL Party should elect to exercise such right, Stockholders' Representative shall have the right to participate in, but not control, the defense or settlement of such SITEL Claim at their sole cost and expense.

         (b) If Stockholders' Representative elect not to defend the Indemnified SITEL Party against such SITEL Claim, whether by not giving the Indemnified SITEL Party timely notice as provided above or otherwise, then the amount of any such SITEL Claim, or if the same be defended by Stockholders' Representative or by the Indemnified SITEL Party (but none of the Indemnified SITEL Party shall have any obligation to defend any such SITEL Claim), then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of NAFS Stockholders hereunder, unless Stockholders' Representative shall have disputed the liability of NAFS Stockholders to the Indemnified SITEL Party hereunder, as provided in Section 10.3.2 above, in which event such dispute shall be resolved as provided in Section 1.4.3 of the Escrow Agreement.

         10.3.4 CLAIMS BY INDEMNIFIED NAFS PARTY. All claims for indemnification by an Indemnified NAFS Party under this Agreement shall be asserted and resolved under the procedures set forth above in this Section 10.3 substituting in the appropriate place "Indemnified NAFS Party" for "Indemnified SITEL Party" and variations thereof, "SITEL and Merger Sub" for "Stockholders' Representative" (or NAFS Stockholders, as the case may be), and "NAFS Claim" for "SITEL Claim".

    10.4 PAYMENT OF INDEMNITY CLAIMS. Upon the determination of the liability under Section 10.3 or 1.4.3 of the Escrow Agreement, the appropriate party shall pay to the other, as the case may be,


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

within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such indemnity claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, to setoff the unpaid amount of any such indemnity claim against any amounts owed by it under this Agreement or under any agreements entered into pursuant to this Agreement. Upon the payment in full of any indemnity claim, either by setoff or otherwise, the person making payment shall be subrogated to the rights of the indemnified party against any person with respect to the subject matter of such indemnity claim.

    10.5 APPLICATION OR RELEASE OF INDEMNITY ESCROW SHARES.

         10.5.1 APPLICATION TO PAY INDEMNITY CLAIMS. Prior to the first year anniversary date of the Closing Date, the Escrow Agent shall deliver the Indemnity Escrow Shares from time to time upon receipt of any of the following:

              (a) A joint statement signed by SITEL and Stockholders' Representative stating that an indemnity claim of an Indemnified SITEL Party shall be paid out of the Indemnity Escrow Shares, indicating the amount of the indemnity claim, the number of Indemnity Escrow Shares to be applied to pay such indemnity claim and the person or persons to whom such Indemnity Escrow Shares are to be delivered; or

              (b) An award rendered by an arbitrator, pursuant to an arbitration conducted in accordance with Section 1.4.3 of the Escrow Agreement, directing that an indemnity claim of an Indemnified SITEL Party shall be paid out of the Indemnity Escrow Shares, indicating the amount of the indemnity claim, the number of Indemnity Escrow Shares to be applied to pay such indemnity claim and the person or persons to whom such Indemnity Escrow Shares are to be delivered; or

              (c) An order of a court of competent jurisdiction, which has not been appealed within the applicable time period or is non-appealable, directing that an indemnity claim of an Indemnified SITEL Party shall be paid out of the Indemnity Escrow Shares, indicating the amount of the indemnity claim, the number of Indemnity Escrow Shares to be applied to pay such indemnity claim and the person or persons to whom such Indemnity Escrow Shares are to be delivered.

For purposes of this Section 10.5, unless otherwise agreed by the Indemnified SITEL Parties and Stockholders' Representative, each

Indemnity Escrow Share shall have a deemed value of $27.375 (the price at which such shares were valued for purposes of the Merger) and the indemnity claims shall be paid pro rata out of the NAFS Stockholders' respective SITEL Common Shares included within the Indemnity Escrow Shares. Delivery of shares in respect of indemnity claims shall be effected by the Escrow Agent delivering the certificates evidencing the Indemnity Escrow Shares to the transfer agent for the Company together with the related stock powers (duly completed by the Escrow Agent as to the pro rata number of shares being delivered out of each certificate) with instructions to deliver the appropriate number of shares from the certificates to the Company and the balance to be reissued in the names of the NAFS Stockholders named on the certificates and redelivered to the Escrow Agent.

         10.5.2 RELEASE IMMEDIATELY FOLLOWING FIRST YEAR ANNIVERSARY OF THE CLOSING DATE. To the extent not previously delivered pursuant to Section 10.5.1, the Indemnity Escrow Shares shall be delivered on the first business day after the first year anniversary of the Closing Date. The Indemnified SITEL Parties shall receive therefrom, to the extent not previously paid by Stockholders' Representative or NAFS Stockholders, disbursed from the Indemnity Escrow Shares, or designated for disbursement from the Indemnity Escrow Shares, the number of Indemnity Escrow Shares necessary to satisfy the aggregate sum of all indemnity claims resolved in favor of the Indemnified SITEL Parties reduced by the aggregate sum of all indemnity claims resolved in favor of the Indemnified NAFS Parties. The balance of the Indemnity Escrow Shares shall be distributed to the NAFS Stockholders pro rata, in accordance with their percentage ownership of the NAFS Common Shares (on an as converted and fully diluted basis) outstanding immediately prior to the Effective Time.

         10.5.3 NON-LIMITATION OF LIABILITY. Nothing in this Section 10.5 or in the Escrow Agreement shall be construed to limit the liability of the NAFS Stockholders under Section 10.1, or under any other provisions of this Agreement, to the amount of the Indemnity Escrow Shares or to the Escrow Period.

    10.6 RIGHT OF SETOFF. SITEL, its affiliates (including NAFS after the Merger) and their successors and assigns shall have the right to setoff against any amounts whatsoever which SITEL, its affiliates (including NAFS after the Merger), or their successors and assigns now or hereafter owes or may owe to any NAFS Stockholder pursuant to this Agreement, or pursuant to any other contract or obligation with any NAFS Stockholder entered into pursuant to this Agreement except for employment agreements, any amounts (whether liquidated or contingent, matured or unmatured) which such NAFS Stockholder may now or hereafter owe SITEL, its affiliates (including NAFS after the Merger) or its successors and assigns; provided, however, that in the case of setoff effected in respect of contingent amounts, the amount taken as a setoff in respect of contingent amounts shall be deposited with a mutually satisfactory escrow agent on mutually agreed terms pending resolution of the contingency.

    10.7 OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the parties under this Article X are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, and the right of setoff, none of which rights or remedies shall be affected or diminished hereby.

                          ARTICLE XI - POST CLOSING MATTERS

    11.1 MAINTENANCE OF BOOKS AND RECORDS. NAFS shall preserve until the fifth
(5th) year anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

    11.2 PAYMENTS RECEIVED. Stockholders' Representative agree that after the Closing they will hold and will promptly transfer and deliver to NAFS, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to NAFS, including without limitation any insurance proceeds, and will account to NAFS for all such receipts.

    11.3 CONFIDENTIALITY. The NAFS Stockholders agree that following the Closing and for a period of three (3) years thereafter, all Confidential Information (as defined herein) shall be maintained in strict confidence by them and shall be used by them solely in the performance of their duties to NAFS and for the benefit of NAFS. The Confidential Information shall not be disclosed by the NAFS Stockholders after the Closing except to the extent that information about the operating results of the Business is required to be furnished in filings and other reports to tax and other governmental authorities. For purposes of this Section 11.4, "Confidential Information" has the same meaning as under the Employment Agreements.
    11.4 FURTHER ASSURANCES. Stockholders' Representative from time to time after the Closing, at SITEL's or its affiliates (including NAFS, after the Effective Time) shall execute, acknowledge and deliver to SITEL or NAFS such other instruments of conveyance and transfer, and take such other actions and execute and deliver such other documents, certifications and further assurances, as SITEL may reasonably require in order to restore to NAFS any rights under Assets which are impaired by reason of the failure of NAFS and the Stockholders' Representative to deliver required Third Party Consents or Governmental Approvals at Closing as promptly as possible.

    11.5 INSURANCE POLICIES. From and after the Effective Time, SITEL and NAFS agree that (a) they will not intentionally take any actions which would materially and adversely affect any insurance coverage that is available for an indemnity claim pursuant to Article X, (b) they will cooperate and take steps needed to make a claim against their insurance policies relating to indemnity claims under Article X, and (c) they will use reasonable efforts to cause NAFS to maintain current (or comparable replacement) claims-made insurance policies until the expiration of the applicable statute of limitations for claims of that kind, provided that this shall not require NAFS to continue coverage which has become unavailable on comparable terms (subject to normal premium increases) or which is with a carrier that it deems inadvisable or which has become excessively costly in the reasonable judgment of NAFS management.


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

                             ARTICLE XII - MISCELLANEOUS

    12.1 TERMINATION.

         (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

              (i) by mutual consent of NAFS, Stockholders' Representative, SITEL and Merger Sub;

              (ii) by SITEL and Merger Sub, (A) at any time if the representations and warranties of NAFS and NAFS Stockholders contained in Section 6.1 were incorrect in any material respect when made or at any time thereafter until Closing or (B) upon written notice to NAFS and Stockholders' Representative given at any time after August 31, 1996 (or such later date as shall have been specified in a writing authorized on behalf of NAFS, Stockholders' Representative, SITEL and Merger Sub) if all of the conditions precedent set forth in Sections
         9.1 and 9.2 have not been met; or

              (iii) by NAFS and Stockholders' Representative, (A) at any time if the representations and warranties of SITEL and Merger Sub contained in Sections 6.2 were incorrect in any material respect when made or at any time thereafter until Closing, or (B) upon written notice to SITEL and Merger Sub given at any time after August 31, 1996 (or such later date as shall have been specified in a writing authorized on behalf of NAFS, Stockholders' Representative, SITEL and Merger Sub) if all of the conditions precedent set forth in Sections
         9.1 and 9.2 have not been met.

         (b) In the event of the termination and abandonment hereof pursuant to the provisions of this Section 12.1, this Agreement (except for Section
    8.3.1 which shall continue) shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement, unless the termination was the result of the representations and warranties of a party being materially incorrect when made or the material breach by such party of a covenant hereunder in which event the party whose representations and warranties were incorrect or who breached such covenant shall be liable to the other party for all costs and expenses of the other party in connection with the preparation, negotiation, execution and performance of this Agreement.


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

    12.2 AMENDMENT. This Agreement may be amended by the parties hereto pursuant to authority granted by the Boards of Directors of NAFS, SITEL and Merger Sub, at any time before or after approval of the Merger by the stockholders of NAFS, but after any such approval no amendment shall be made that modifies the Adjusted Merger Consideration to be received by the NAFS Stockholders or that in any other way materially adversely affects the rights of the NAFS Stockholders (other than a termination of this Agreement in accordance with Section 12.1) without the further approval of such NAFS Stockholders. This Agreement may be amended only by an instrument in writing signed by the parties hereto.

    12.3 BROKERS' AND FINDERS' FEES.

         (a) NAFS and Stockholders' Representative, jointly and severally, represent and warrant to SITEL and Merger Sub that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and NAFS and Stockholders' Representative, jointly and severally, agree to indemnify and hold harmless SITEL and Merger Sub against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by SITEL and Merger Sub as a result of NAFS' or Stockholders' Representative' dealings, arrangements or agreements with any such person.

         (b) SITEL and Merger Sub, jointly and severally, represent and warrant that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and SITEL and Merger Sub, jointly and severally, agree to indemnify and hold harmless NAFS and Stockholders' Representative against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by NAFS or Stockholders' Representative as a result of SITEL's or Merger Sub's dealings, arrangements or agreements with any such person.

    12.4 EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses associated with the due diligence process, the negotiation and preparation of this Agreement and related documents, and the consummation of the Merger and the other transactions contemplated by this Agreement.

    12.5 CONTENTS OF AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. This Agreement shall not be amended or modified except by written instrument duly executed by


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

each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

    12.6 ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of NAFS, Stockholders' Representative, SITEL and Merger Sub.

    12.7 WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

    12.8 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram or by registered mail, postage prepaid, as follows:

         If to SITEL or Merger Sub, to:

              SITEL Corporation
              13215 Birch Street, Suite 100
              Omaha, Nebraska  68164
              Attention: James F. Lynch, CEO

         With a required copy to:

              Abrahams, Kaslow & Cassman
              8712 West Dodge Road
              Suite 300
              Omaha, Nebraska 68114
              Attention:  Teresa A. Beaufait

    If to NAFS, Stockholders' Representative, Principal Stockholders or NAFS Stockholders, to:

              National Action Financial Services, Inc.
              2877 Brandywine Road, Suite 300
              Atlanta, Georgia  30341
              Attention: Michael W. Fletcher, CEO

         With a required copy to:

              Cohen Pollock Merlin & Axelrod, P.C.
              2100 Riveredge Parkway, N.W., Suite 300
              Atlanta, Georgia  30328
              Attention:  Michael E. Axelrod


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

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

    12.9 GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nebraska, without regard to its conflicts of laws principles.

    12.10 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article X, the other SITEL Indemnified Parties or NAFS Indemnified Parties, as the case may be, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons. Except as stated above, there are no third party beneficiaries of this Agreement.

    12.11 HEADINGS, GENDER AND MEANINGS OF CERTAIN NON-CAPITALIZED TERMS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. Any reference to an "affiliate" herein, unless otherwise specified, shall have the meaning given such term under Rule 405 of the Securities Act. Any reference herein to a "covenant" or "covenants" shall include all undertakings and agreements whether or not denominated in this Agreement as a covenant or covenants.

    12.12 SCHEDULES AND EXHIBITS. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement, whether or not attached hereto.

    12.13 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    12.14 REFERENCES TO ARTICLES, SECTIONS, SCHEDULES AND EXHIBITS. All references in this Agreement to Articles, Sections,


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

Schedules and Exhibits mean the referenced part of this Agreement, unless otherwise specifically provided.

    12.15 JOINT AND SEVERAL.  Except as otherwise expressly set forth herein,
(a) all representations, warranties, covenants, indemnities and obligations of the NAFS Stockholders under this Agreement are joint and several and (b) all representations, warranties, covenants, indemnities and obligations of SITEL and Merger Sub under this Agreement are joint and several.

    12.16 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing for the Survival Period. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

    12.17 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

                               [Signature Page Follows]


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

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

                             NATIONAL ACTION FINANCIAL SERVICES, INC.


                             By:  /S/
                                ---------------------------
                                Michael W. Fletcher
                                Chief Executive Officer

                             SC ACQUISITION CORP.


                             By:   /S/ James F. Lynch
                                ---------------------------
                             Title:   President
                                   ------------------------


                             SITEL CORPORATION


                             By:  /S/ James F. Lynch
                                ---------------------------
                             Title:  CEO
                                   ------------------------




                             Stockholders' Representative


                                /S/
                             ------------------------------------------------
                             Michael W. Fletcher, individually and in his
                             capacity as a Stockholders' Representative
                             pursuant to a Stockholders' Representative
                             Agreement dated as of June 6, 1996, by and among Michael W. Fletcher and the NAFS Stockholders signatory thereto


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